SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
     (Amendment No. ____)

Filed by the Registrant  [ X ]
Filed by a Party other than the
   Registrant [   ]

Check the appropriate Box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12


          CENTURION MINES CORPORATION
  (Name of Registrant as Specified in Its Charter)

                 Spenst Hansen
          ____________________________
     (Name of Person Filing Proxy Statement)

Payment of Filing Fee
(Check the appropriate box):

[X] $125 per Exchange Act Rules
     0-11(c)(1)(ii), 14a-6(i)(1),
     or 14a-6(j)(2), or Item 22(a)(2)
     of Schedule 14A
[ ] $500 per each party to the
     controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per
     Exchange Act Rules 14a-6(i)(4)
     and 0-11.
    1.  Title of each class of securities
        to which transaction applies: ____
    2.  Aggregate number of securities
        to which transaction applies: ____
    3.  Per unit price or other underlying
        value of transaction computed
        pursuant to Exchange Act Rule 0-11:
          (Set forth the amount on which the
          filing fee is calculated and state
          how it was determined)      _____
    4.  Proposed maximum aggregate value
          of transaction:          _____
     5.   Total Fee paid
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is
offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing
for which the offsetting fee was
paid previously. Identify the previous
filing by registration statement number,
or the Form or Schedule and the date of
its filing.
    1. Amount Previously Paid:     [   ]
    2. Form Schedule or Registration
       Statement No.:              [   ]
    3. Filing Party:               [   ]
    4. Date Filed:                 [   ]

[END OF SCHEDULE 14A]
-----------------------------------------------------------

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
            CENTURION MINES CORPORATION
                  April 29, 1997

To the Shareholders:

Notice is hereby given that the 1997 Annual Meeting of Shareholders of Centurion Mines Corporation (the 'Company') will be held at 3:00 p.m. MDT on Tuesday, April 29, 1997, at 331 South Rio Grande Street, Suite 201, Salt Lake City,
Utah. The following matters are on the agenda for the meeting:

1.   To Elect Directors;
2.   To ratify the appointment of Jones, Jensen & Company,
     CPA's, as independent auditors for the current fiscal year;
3. To approve an amendment to the 1991 Stock Option and Stock Award Plan, as amended, to allow for the administration of an additional two and one-half million shares under such plan;
4. To approve a recommendation by the Board of Directors that not less than one-third of the shares outstanding on a record date shall constitute a quorum for purposes of taking action by shareholder vote;
5. To increase the authorized capitalization of the Company from 30,000,000 to 40,000,000 shares of common stock; and
6. To transact any other business that may properly come before the meeting or any adjournment or postponement.

The Directors have fixed the close of business on March 28, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
A complete list of such shareholders will be available at the corporate office of the Company during normal business hours and shall be open to the examination of any such shareholder for any purpose relevant to the Meeting.

A record of the Company's activities during fiscal 1996 and financial statements for the year ended September 30, 1996, are contained in the Company's annual report which is included in the proxy statement that accompanies this Notice.

You are cordially invited to attend the Meeting.  Any
Shareholder who does not expect to attend the Meeting in person is requested to complete, date, and sign the enclosed form of Proxy and return it promptly to Centurion
Mines Corporation.

BY ORDER OF THE BOARD OF DIRECTORS

 /s/ SPENST HANSEN
---------------------------------------
Chairman of the Board of Directors,
President, and Chief Executive Officer
Salt Lake City, Utah
March 6, 1997


YOUR VOTE IS IMPORTANT TO CENTURION. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. COMPLETING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU DO ATTEND THE MEETING.

[END OF PROXY NOTICE]
----------------------------------------------------------------

(This proxy solicitation is on behalf of the Board of Directors)

                    [COMPANY LOGO]

               CENTURION MINES CORPORATION

     PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
               TO BE HELD April 29, 1997

     INFORMATION CONCERNING SOLICITATION AND VOTING

DATE, TIME, AND PLACE

The enclosed proxy is solicited on behalf of Centurion Mines Corporation ('Centurion' or the 'Company') for use at the Annual Meeting of Shareholders ('Annual Meeting' or 'Meeting') to be held Tuesday, April 29, 1997, at 3:00 p.m. MDT at 331 South Rio Grande Street, Suite 201, Salt Lake City, Utah. The purposes for the Annual Meeting are set forth in the preceding notice of meeting. This proxy statement, which contains the information required to be included in the annual report to shareholders, is set for mailing to shareholders on or about March 28, 1997.

VOTING SECURITIES, RECORD DATE,  AND PRINCIPAL
STOCKHOLDERS

The only voting security of the Company is its Common
Stock, par value $0.01 per share ('Common Stock'). Only holders of record of Common Stock at the close of business on March 28, 1997, the Record Date for the meeting, are entitled to notice of and to vote at the meeting. On March 20, 1997, there were 28,041,300 shares of Common Stock outstanding. A majority of such shares, present in person or represented by proxy, is required to constitute a quorum. Each share of Common Stock is entitled to one vote on each proposal. All voting is non-cumulative.

Information with respect to the principal holders of the voting securities is furnished in the section entitled
'Security Ownership of Certain Beneficial Owners and
Management,' below. The closing average price of the Company's Common Stock on the Nasdaq SmallCap Market on March
20, 1997, was $0.69 per share.

REVOCABILITY OF PROXY

Any shareholder who returns a proxy may revoke it before the proxy is exercised by filing a written statement to that effect with the Company Secretary, and either appearing in person and voting at the Meeting, or returning a duly executed proxy bearing a later date.

DISSENTERS' RIGHT OF APPRAISAL

In accordance with both the Company's governing rules and Utah state law, certain corporate actions, generally, may create shareholders' rights of dissent and entitlement to payment of the fair market value of shares held. However, none of the proposals at the Annual Meeting creates such shareholder dissenters' rights.

THE SOLICITATION

The Company is making this solicitation of proxies and has been and will be bearing the direct and indirect costs of solicitation. Certain directors, officers, and employees of the Company may also solicit proxies in person or by mail, telephone or facsimile without special compensation for their services. Arrangements have been made with brokerage firms and other nominee holders to mail solicitation material to the beneficial owners of Common Stock held of record by them. Centurion has agreed to pay reasonable out-of-pocket expenses incurred in mailing solicitation material to beneficial owners.

PROXY CARDS. The enclosed Proxy Card serves to appoint proxies for record holders of the Company's Common Stock.
Shares represented by a Proxy delivered to the Company and not revoked will be voted at the meeting in accordance with the markings and instructions on the Proxy Card.

IF NO MARKINGS OR INSTRUCTIONS ARE INDICATED ON THE PROXY CARD,
IT WILL BE VOTED IN FAVOR OF ELECTING ALL NOMINATED DIRECTORS,
AND IN FAVOR OF ALL OTHER PROPOSALS ON THE MEETING AGENDA.

VOTING PROCEDURES AND TABULATION

The Company will appoint one or more inspectors of election to act at the Meeting and report the results. Prior to the meeting, each inspector will sign an oath to perform his duties in an impartial manner and according to the best of his ability. Inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. Inspectors will tabulate the number of votes cast for or withheld in the election of directors, and the number of votes cast for or against all other proposals, including abstentions and other non-votes.

The required quorum necessary to transact business at this annual meeting is a majority of the issued Common Stock outstanding on the Record Date. If a quorum is present, a plurality of the votes cast for directors will determine the directors elected and the approval of each proposal at the Meeting requires the affirmative vote of a majority of the Common Stock actually voted on such proposal. Abstentions and broker non-votes will be counted to determine if a quorum is present but will not otherwise affect the voting on any proposal.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Company is not aware of any person who has been a director or executive officer of the Company at any time since October 1, 1995, who has had any substantial interest, direct or indirect, in the matters proposed to be acted upon at the Annual Meeting in which such person receives any extra or special benefit not shared on a pro rata basis by all other holders of Common Stock.

         ----------------------------------------

                         Proposal One
                    ELECTION OF DIRECTORS

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES.

A Board of five directors is to be elected at the Meeting.
The nominees are the present directors, all of whom are standing for re-election, and one additional nominee. No director nominee has declined the nomination or is unable or unfit to serve. Under the Articles of Incorporation, the Company must have a minimum of three and a maximum of nine directors. Each director serves until the next annual shareholders meeting or until a successor is duly elected.

The following table sets forth information about the nominees.

NAME                AGE    POSITION(S) HELD             DIRECTOR SINCE
Spenst Hansen       62     Director, CEO and President  November 1984
Orson Mabey, III    33     Director, Vice President     February 1990
J.D.H. Morgan       58     Director                     April 1991
Mark D. Dotson      39     Director                     April 1995
Howard M. Crosby    44     Director Nominee             --


There are no family relationships among any directors or officers of the Company.

SPENST HANSEN, PH.D., has been principally employed by Centurion since November of 1984. Mr. Hansen currently serves as the Chief Executive Officer, President, Director, and Chairman of the Board of Directors. Mr. Hansen has worked on mining projects in the western United States for more than 22 years, and has been directly involved with Centurion's Tintic District mining properties since 1979. From 1982 to 1989, he also conducted an independent geo-physical and geologic contracting business as a sole proprietorship under the name Axis Geophysics Company.
Mr. Hansen still retains ownership of this company.
Mr. Hansen was awarded the Ph.D. Degree in geology from the University of Missouri, Columbia, Missouri; a Masters Degree in mining engineering from the Missouri School of Mines, Rolla, Missouri; and a Bachelor of Science Degree in geological engineering from the University of Utah, Salt Lake City, Utah. Mr. Hansen is a registered professional geologist in California (#2067) and Idaho (#38). Mr. Hansen also serves as a Director of Royal Silver Mines, Inc. (formerly Royal Silver Mines, Inc.), Centurion Exploration, Inc., Dotson Exploration Company, and
Keystone Surveys, Inc.

ORSON MABEY, III is a Senior Trading Analyst developing commercial trading applications for Tosco Corporation, the largest independent petroleum refiner on the eastern coast of the United States. From 1987 to 1993, Mr. Mabey was employed by Amerada Hess Corporation as Senior Trading
Analyst. Mr. Mabey earned a Masters degree in international management in August of 1987 from the American Graduate School of International Management in
Glendale, Arizona, and a Bachelor of Arts degree in Finance from the University of Utah, Salt Lake City, Utah, in June of 1986.

J.D.H. (DAVID) MORGAN has been principally employed by
Lehman Brothers during the last five years.  Mr. Morgan has
worked in the metals industry for over 25 years.  He holds
an engineering degree from Cambridge University and a
Masters degree in mineral processing from the Royal
School of Mines, London University.  He is a Chartered
Engineer and a member of the Institution of Mining and
Metallurgy.  For the past ten years, Mr. Morgan has
been a securities analyst specializing in mining equities
covering North America and most of the world's other main
mining markets.   He is a member of the International
Stock Exchange, London, and the Institute of Investment
Management and Research. From 1985 to 1994, he was a Director of Equity Research with Lehman Brothers
International. Currently, he is an independent mining share specialist based in London and a consultant to Rodman & Renshaw, Inc. in Chicago.

MARK D. DOTSON has been principally employed as President, Chief Executive Officer, and member of the Board of Directors of Dotson Exploration Company, a wholly-owned subsidiary of Centurion, at Milford, Utah. He has served in those positions and has been the Exploration Manager for Dotson Exploration Company since 1988. In addition to that employment, Mr. Dotson also has been the Manager of West Hills Excavating, L.L.C., and a member of its Board of Directors since February 1994. Mr. Dotson also serves as a city councilman for the City of Milford in Utah.
Mr. Dotson is a prospector and self-taught geologist with many years of geologic experience in the field and numerous years of business experience in the corporate realm. In addition to his own and other training, Mr. Dotson also has taken field extension courses in geology from various univer-sities.

HOWARD M. CROSBY is a director nominee for election at the Company's 1997 Annual Shareholders Meeting. Previously, he has served as President, CEO and/or Board Chairman of several of the Company's current and prior subsidiaries. He received a B.A. degree from the University of Idaho in 1974. Since 1989, Mr. Crosby has been president of Crosby Enterprises, Inc., a family-owned business advisory and public relations firm. From September 1992 to May 1993, Mr. Crosby was employed by Digitran Systems, Inc., of Logan, Utah, in the marketing department. In May of 1993, Mr. Crosby entered into a business consulting relationship with Centurion Mines Corporation.

BOARD MEETINGS. The Board of Directors held three formal meetings during the fiscal year ended September 30, 1996, attended by all directors in person or by telephone. All other Board business and corporate actions were undertaken by unanimous consent resolutions without a meeting.

STANDING AUDIT, NOMINATING, COMPENSATION, AND SIMILAR
COMMITTEES. The Company does not have standing audit, nomi-nating or compensation committees of the Board of Directors, or other committees performing similar functions.

DIRECTOR LIABILITY LIMITATION. At the April 19, 1991, annual shareholders meeting, the shareholders approved an amendment to Centurion's Articles of Incorporation, limiting the personal liability of directors to the Company and its shareholders, to the extent allowed by Utah law.
In effect, the shareholders approved the adoption of statutory provisions which permit a Utah corporation to eliminate the personal liability of directors for monetary damages for breach of fiduciary duty.

COMPENSATION OF DIRECTORS. There are no contractual arrangements with any member of the Board of Directors. Directors receive for their services a retainer fee payable in shares of the Company's Common Stock, currently at the rate of 5,000 shares earned per quarter of completed service. During the year ended September 30, 1996, 80,000 shares were earned, of which 60,000 were issued during fiscal 1996 and 20,000 were issued during the first quarter of fiscal 1997.

As additional compensation, directors receive options, granted May 27, 1993 and June 4, 1995, vesting at a rate of 10,000 options per quarter. See footnotes 2 and 3 to the "Summary Compensation Table" listed below. Contemporaneously with those grants to directors, options with identical terms were also granted to the CEO and President of the Company, and to a key consultant of the Company, vesting at a rate of 20,000 and 10,000 per quarter, respectively. In sum, options to purchase a total of 560,000 shares were authorized under each of the two grants. To date, 265,000 options have been exercised.

During fiscal 1996, Centurion approved the recommendation by the Board of Directors to authorize the fixing of an entitlement to authorize at a later date a one-time grant of out-of-the-money options to purchase Common Stock, but only condition that certain terms were satisfied, as follows: the grant, vesting, and issuance of the options was to be conditional upon the stock price achieving an average price of at least 25% over the market price of the stock on the date of Board approval and maintaining that average price for at least 30 consecutive trading days before the end of fiscal 1996. That event, if it had occurred, would have triggered the authorization to grant the options, and upon subsequent vesting the options would have had an exercise price set at 150% of the closing price on the Board approval date. These out-of-the-money options would have been exercisable until September 30, 2000. However, the conditions were not met during fiscal 1996 and, therefore, no out-of-the-money options were ever authorized and the entitlement was cancelled by Board resolution. Subsequent to the end of fiscal 1996, a similar entitlement of conditional authorization of out-of-the-money options was approved on the same terms. However, as of the date of this document, the entitlement conditions for triggering the authorization to grant these out-of-the-money options have not been met and, therefore, none have been authorized.

EXECUTIVE OFFICERS. The following table sets forth the name, age, position(s) held, and length of service for each of Centurion's executive officers:


NAME                    AGE  POSITIONS                       OFFICER SINCE
Spenst Hansen           SEE TABLE OF DIRECTORS ABOVE.
Orson Mabey, III        SEE TABLE OF DIRECTORS ABOVE.
Richard S. Havenstrite  37   Vice President, Operations      October 1996
Carlos M. Chavez        45   Secretary                       June 1994
Randy Sutherland        39   Treasurer/Asst. Secretary       August 1995


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE
ACT OF 1934. Section 16(a) of the Securities and Exchange
Act of 1934 requires officers, directors, and persons who own more than ten percent of a registered class of a company's equity securities to file initial reports of beneficial ownership and to report changes in ownership of a those securities with the Securities and Exchange
Commission and the National Association of Securities
Dealers. They are also required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of Forms 3, 4, and 5 furnished to the Company or written representations that no other transactions were required, the Company has determined that the pertinent
Officers, Directors, and principal shareholders have complied with all applicable Section 16(a) requirements during fiscal 1996.

COMPENSATION OF EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION. The following table sets forth the compensation paid by Centurion during each of the last three fiscal years to its Chief Executive Officer, and to the other four most highly compensated officers and executive officers, but only if the total annual salary and bonus of any such executive officer exceeded
$100,000 for Fiscal 1996 (the "Named Executive Officer").
This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

                         SUMMARY COMPENSATION TABLE

                                              LONG TERM COMPENSATION
                                       -----------------------------------
                ANNUAL  COMPENSATION           AWARDS              PAYOUTS
               ----------------------  -------------------------   -------
 (a)      (b)   (c)      (d)    (e)     (f)            (g)          (h)       (i)
Name                                                  Securities
and                            Other                  Underlying              All
Princi-                        Annual  Restricted     Options/      LTIP      Other
pal Pos-                       Compen- Stock          SAR's         Pay-      Compen-
sition   Year  Salary   Bonus  sation  Award(s)       (#)           outs($)   sation
-------  ----  -------  -----  ------  -------------  ----------   ---------  -------
CEO
Spenst   1996  $36,000   $0     $0     $ 92,812 <F1>        0         $0        $0
Hansen   1995   36,000    0      0       97,500 <F2>  270,000 <F4>     0         0
         1994   36,000    0      0      161,249 <F3>        0          0         0
_____________________________________________________________________________________

<F1> Column (f) represents the dollar value of all restricted awards of stock received as part of non-cash compensation in lieu of director and CEO fees that Mr. Hansen earned during each of  fiscal 1996, 1995, and 1994.  The aggregate number of his restricted stock award holdings remaining at September
     30, 1996 was 30,000 shares (including any awards reported in column (f) that are still subject to restrictions), and their fair market value at the end of fiscal year 1996 was $30,000, based on the closing price of $1.00 on September
     30, 1996.  Of those 30,000 shares, 15,000 shares had vested as of March 4,
     1997.  The remaining 15,000 shares will vest on April 1, 1997, which is under three years from the grant date. No dividends are paid on any of the restricted awards of stock reported in column (f).

<F2> This dollar value corrects the value reported in the Company's Form 10-K for fiscal 1995, of $67,967, as a result of the recalculation of the total number of awarded shares earned by Mr. Hansen in fiscal 1995, including shares that were not issued to him until fiscal 1996.

<F3> This dollar value corrects the value reported in the Company's Form 10-K for fiscal 1995 and Form 10-K/A#2 for fiscal 1994, of $53,500, as a result of the recalculation of the total number of awarded shares earned by Mr. Hansen in fiscal 1994, including shares that were not issued to him until fiscal 1996.

<F4> This amount is a combination of options from two separate awards: (i) 30,000 vested, but unexercised options (remaining from an original award of 240,000 options granted May 27, 1993) that were renewed and extended on June 4, 1995, under the same terms and exercise provisions as the following options that were newly granted on that same date; and (ii) 240,000 options granted June 4,
     1995, to be awarded during the eight quarters beginning April 1, 1995 and ending March 31, 1997, consisting quarterly of 10,000 options as partial compensation for service as director, and 20,000 options as partial compensation for service as CEO.  The options vest at the end of each quarter and are exercisable through March 31, 1998 at a price of $1.50 per share, which was the closing price on the grant date.


Other than the Company's incentive Stock Option Plan, there are no retirement, pension, or profit sharing plans for the benefit of the Company's Officers and Directors.

OPTION/SAR GRANTS TABLE. Information concerning individual grants of stock options, whether or not in tandem with stock appreciation rights ('SARs'), and freestanding SARs made during fiscal 1996 to each of the Named Executive
Officers is reflected in the table below.

                 OPTION/SAR GRANTS IN FISCAL 1996

                                                     Potential
                                                  Realizable Value
                                                 at Assumed Annual    Alternative
                                                   Rates of Stock     to (f) and
                                                 Price Appreciation   (g): Grant
          Individual Grants                       for Option Term     Date Value
_______________________________________________  _________________    _________
(a)     (b)          (c)           (d)     (e)      (f)    (g)        (h)
                     Percent of    Total
        Number of    Options/      Exer-
        Securities   SARs Granted  cise                               Grant
        Underlying   to Employees  or      Expir-                     Date
        Options/SARs in Fiscal     Base    ation                      Present
Name    Granted (#)  Year          Price   Date     5%($)  10%($)     Value ($)
_______________________________________________________________________________
Spenst
Hansen  0 <F1>       N/A           N/A     N/A      N/A     N/A      N/A
_______________


<F1>  No options were granted in fiscal 1996; options that vested in fiscal 1996 were granted (or renewed) during fiscal 1995 as is more fully set forth in footnote 4 ("<F4>") to the "Summary
      Compensation Table" above.


AGGREGATED OPTION/SAR EXERCISES AND FISCAL 1996 YEAR-END
OPTION/SAR VALUE TABLE. The following table sets forth certain information with respect to each exercise of stock options and SARs during fiscal 1996 by each of the Named Executive Officers, and the fiscal 1996 year-end value of unexercised options and SARs. The dollar values in columns (c) and (e) are calculated by determining the difference between the exercise or base price of the options and the fair market value of the underlying stock at the time of exercise and at fiscal year-end if unexercised, respectively. The unexercised options, some of which may be exercisable, have not been exercised and it is possible they might never be exercised.
Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance and value of the Common Stock and overall stock market conditions. There can be no assurance that the projected gains and values shown in this Table will be realized.


       AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1996
       AND OPTION/SAR VALUES AT SEPTEMBER 30, 1996

(a)          (b)           (c)        (d)             (e)
                                      Number of
                                      Securities      Value of
                                      Underlying      Unexercised
                                      Unexercised     In-the-Money
            Shares         Dollar     Options/SARs    Options/SARs
            Acquired       Value      at FY-End(#)    at FY-End($)
            on Exer-       Real-      Exercisable/    Exercisable/
Name        cise (#)       ized($)    Unexercisable   Unexercisable
___________________________________________________________________
Spenst
Hansen      160,000 <F1>   $          50,000/         N/A <F3>
                                      120,000 <F2>


<F1> These 160,000 shares were acquired in three separate exercises of options as follows: 90,000 on December 6, 1995; 30,000 on February 14, 1996; and 40,000 on March 25, 1996. The value reported in column (c) was calculated from the difference between the closing prices on the three purchase dates and the exercise price of $1.50 per share.

<F2> The 50,000 options reported as exercisable in column (d) consist of the options remaining of those that had vested during fiscal 1996 from the total that had been granted June 4, 1995. 120,000 options from that grant had not vested before the end of fiscal 1996, and are reported in column (d) as unexercisable at fiscal year-end.

<F3> None of the options that were unexercised at fiscal year-end had an in-the-money value at that date.


LONG-TERM INCENTIVE PLAN AWARDS. The Company does not have any formalized long-term incentive plans, excluding restricted stock, stock option and SAR plans, which provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the Company or an affiliate, the Company's stock price, or any other measure.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION. There are no compensation committee interlocks. With respect to insider participation, officers Spenst Hansen and Orson Mabey, III participated in deliberations of the Company's Board of Directors during fiscal 1996 concerning executive officer compensation.

BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION.
The following is a summary of the Executive Compensation Report of the Board of Directors:

The Board of Directors reviews and sets compensation levels of the executive officers of the Company by evaluating their respective performance in light of a number of factors, including the Board's assessment of the performance of the Company, as well as the range of compensation paid by the Company in comparison to the range of compensation paid by similar mining companies in the western United States, and in the mining industry in general. The Board weighs other factors, such as the officer's performance relative to the continued acquisition of favorable mineral properties, the progress of exploration, development, and production related activities at the Company's properties, and relative to the Company's financial performance.

The Company's executive compensation policy continues to look at three variable elements: base salary, stock awards and option grants. The policy factors which determine the setting of these compensation elements are largely aimed at attracting and retaining executives considered essential to the Company's long-term success. The granting of stock and/or options is designed as an incentive to increasingly focus management's interests in closer alignment with the interests of shareholders. The Company's executive compensation policy seeks to engender committed leadership and strategic management to favorably posture the Company for continued growth, stability and strength of shareholder equity.

In fiscal 1996, the salary of Spenst Hansen, the Company's Chief Executive Officer, remained at $36,000 per annum, unchanged since the beginning of fiscal 1994. However, the Board of Directors emphasizes that this salary amount is not based on, and should not be construed as a reflection of, Mr. Hansen's performance during fiscal 1996 because Mr. Hansen has consistently declined any increase in salary for over three years, in order to keep payroll expenses at a minimum. Indeed, in comparison with CEO salaries within this sector of the mining industry, Mr. Hansen's salary is significantly lower. The Board believes that a truer measure of Mr. Hansen's contributions and achievements during fiscal 1996 is evidenced by the plan of operations and activities that have been implemented to bring the OK Copper Mine project into production during fiscal 1997. No other Named Executive Officer received a salary increase during fiscal 1996. Further-more, the Board of Directors did not modify the amount of shares or options that Directors and the CEO are entitled to receive as partial compensation for service to the Company.

PERFORMANCE GRAPH.  The following is a line graph comparing
(1) the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with (2) the cumulative total return of the Nasdaq Stock Market for all U.S. companies and (3) the cumulative total return of a peer group of similarly capitalized mining companies.

           [THE GRAPH IS PRINTED IN THE PAPER VERSION BUT
            HAS BEEN OMITTED FROM THE EDGAR FILING. THE
            FOLLOWING CHART AND LEGEND ARE PROVIDED AS A
            NON-GRAPHIC REPRESENTATION OF PERFORMANCE.]


           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN <F1>
           AMONG THE COMPANY, A SELF-DETERMINED PEER GROUP <F2>,
             AND THE NASDAQ STOCK MARKET (U S COMPANIES) <F3>
     ----------------------------------------------------------------
                     <F4>                                    <F5>
INDEX OF:            09/30/91  09/30/92  09/30/93  09/30/94  09/29/95  09/30/96
__________________________________________________________________________
CENTURION            $100.00   $ 59.70   $316.40   $155.20   $149.30   $ 92.50
Peer Group            100.00     97.60    145.60    146.00    117.30    242.60
Nasdaq Stock Market   100.00    112.10    146.80    148.00    204.40    242.60


<F1>  The numbers listed in the table and depicted in the graph above represent year-end and monthly index levels derived from compounded daily returns that include all dividends, if any.

<F2>  THE COMPANIES IN THE SELF-DETERMINED PEER GROUP ARE AS FOLLOWS:

           Brush Creek Mining & Dev Inc       Chief Consolidated Mng Co
           Cornucopia Resources Ltd           Gold Reserve Corp
           Gold Standard Inc                  La Teko Resources Ltd
           Pacific Sentinel Gold Corp         Piedmont Mining Co Inc
           Quest International Res Corp       United States Gold Corp

<F3>  The indexes are re-weighted daily, using the market capitalization on the previous trading day.

<F4>  The index level for all series was set at $100.00 on 09/30/91.

<F5>  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. Centurion rents certain technical geological equipment and field vehicles from Axis Geophysics Company (Axis), a sole proprietorship operated by Spenst Hansen, an Officer, Director, and principal shareholder of Centurion. Centurion is billed approximately 25 percent less for this equipment than prevailing rates for similar services in the industry. Centurion paid Axis approximately $36,000, $30,000, and $24,000, during the years ended September 30, 1996, 1995, and 1994, respectively. Although the transactions were not the result of arm's length negotiations, they were unanimously approved by the Board of Directors of Centurion and are believed by management to be more favorable than could have been obtained from unrelated third parties.

Keystone Surveys, Inc. ('Keystone'), a corporation owned by Mr. Hansen, has in the past leased non-management personnel to Centurion. Centurion was charged 123 percent of the gross wages as payment in full of covered employees' wages and Keystone's costs, including all employer paid federal, state, and local taxes (approximately 16 percent of gross wages), and administrative charges (approximately 7 percent). Centurion paid Keystone approximately $0, $10,800, and $238,000 during the years ended September 30, 1996, 1995, and 1994, respectively. Keystone Surveys ceased leasing personnel to Centurion in December 1994. This function was taken over by Centurion Exploration, Inc.

During fiscal 1994, Spenst Hansen purchased surface rights to approximately ten acres in Mammoth, Utah, from Mammoth
Mining Company for $10,000. This purchase included existing buildings in varying degrees of disrepair and was transacted to initiate preservation of the historical significance of the buildings.

ADVANCES TO RELATED PARTIES.  During the years ended
September 30, 1992 and 1993, Centurion advanced $995 and $1,054, respectively, to Keystone Surveys, Inc., a company affiliated with Mr. Hansen. These advances were to allow Keystone to acquire certain mining properties as nominee for the benefit of Centurion. If these properties are determined by Centurion to be desirable, they will be transferred to Centurion at cost. None of the advances bear interest or are secured. There is not a limit concerning how long such advances may remain outstanding. To date, the advances have not been repaid.
No advances were made to Keystone Surveys or other related parties during fiscal 1996, 1995 or 1994 on behalf of other companies controlled by Mr. Hansen, or to any other business entity not a subsidiary of the Company.

CONSULTING AGREEMENT AND BENEFITS. Commencing October 1, 1992,
Mr. Barry Katona entered into a Consulting Agreement with the Company which provided for an annual retainer of $75,000. During fiscal years 1996, 1995 and 1994, Mr. Katona was paid $75,000 each year under the terms of the Consulting Agreement and less than $10,000 per year for reimbursement of business expenses. The Agreement has been extended to December 31, 1998. Mr. Katona has agreed to accept stock in lieu of cash.

EXERCISE OF STOCK OPTIONS. During the year ended September
30, 1992, the Company allowed Mr. Katona to exercise options to purchase 100,000 shares of the Company's common stock at $.235 per share in exchange for a $23,500 unsecured, non-interest bearing promissory note. These
100,000 shares have been held in escrow until the repayment of this loan. The receivable related to this sale of stock has been reflected as contra-equity in the accompanying consolidated financial statements. Mr. Katona paid $2,350 to release 10,000 shares from escrow during February 1997, but the remaining 90,000 shares continue to be held in escrow. In May 1993, the Company granted an additional option to Mr. Katona for 10,000 shares of common stock accrued quarterly over a two year period, for a total of 80,000 shares of common stock, at a price of $1.50 per share under the 1991 Stock Option and Stock Award Plan, exercisable until March 31, 1998. None of these options has been exercised.

LEGAL PROCEEDINGS. The Company is not aware of any pending legal proceedings incidental to the Company's business or properties that involve primarily a claim for damages in excess of 10 percent of current assets, excluding interest and costs. The Company is involved as a defendant in a state court action actively contesting a claim that it breached a lease agreement. The plaintiff in that suit is seeking damages in the amount of $100,000, which is significantly less than 10 percent of current assets. Management of the Company believes that there is only a very small likelihood of a significant unfavorable outcome and, therefore, no adjustments to the financial statements have been made to reflect a material uncertainty regarding the Company's exposure to liability. Management and legal counsel are of the opinion that the ultimate disposition of such litigation should have no material adverse effect on the Company's financial position or results of operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 4, 1997, the beneficial ownership of Common Stock with respect to: (1) All persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock (the 'Principal
Shareholders'); (2) Each Director and Director nominee of the Company; (3) Each Named Executive Officer
(as that term is defined in the section entitled
'Executive Compensation', above) who is listed in the 'Summary Compensation Table', above, and (4) All
Directors and Executive Officers as a group.

                             COMMON STOCK BENEFICIALLY OWNED <F1>

                               NO. OF SHARES   PERCENT OF CLASS
                               -------------   ----------------
1.  NAME AND ADDRESS OF
PRINCIPAL SHAREHOLDER(S)
     Spenst M. Hansen          4,752,062 <F2>       17.25%
     48 West 300 South
     Suite 1401 North
     Salt Lake City, UT 84101

2.  DIRECTORS
     Spenst M. Hansen         4,752,062  <F2>       17.25%
     Orson Mabey, III            343,333 <F3>        1.25%
     J.D.H. (David) Morgan       310,000 <F4>        1.12%
     Mark D. Dotson              120,000 <F5>        0.44%
     Howard M. Crosby (nominee)  122,000             0.44%

3.  NAMED EXECUTIVE OFFICERS
     (EXCLUDING ANY
     DIRECTOR NAMED ABOVE)

     None                         n/a                n/a

4.  ALL DIRECTORS AND
    EXECUTIVE OFFICERS AS
    A GROUP (8 PERSONS)        5,760,545 <F6>       20.91%
_________________


<F1> In determining beneficial ownership, for purposes of this table only, the amount reported for each individual or group listed above includes all shares that such person or group has the right to acquire within 60 days of March 4, 1997, such as, but not limited to, all awards of shares that will vest within such 60-day period, and all shares purchasable through the exercise of options, warrants or rights within such 60-day period. Unless otherwise noted, all shares are owned beneficially and of record.

<F2> Includes 15,000 shares for director and CEO fees that will vest within
     60 days, and options to purchase 110,000 shares, of which 80,000 have previously vested and are currently exercisable, and of which 30,000 will vest and become immediately exercisable within 60 days.

<F3> Includes 5,000 shares for director fees that will vest within 60 days, and options to purchase 160,000 shares, of which 150,000 have previously vested and are currently exercisable, and of which 10,000 will vest and become immediately exercisable within 60 days.

<F4> Includes 5,000 shares for director fees that will vest within 60 days, and options to purchase 160,000 shares, of which 150,000 have previously vested and are currently exercisable, and of which 10,000 will vest and become immediately exercisable within 60 days.

<F5> Includes 5,000 shares for director fees that will vest within 60 days, and options to purchase 80,000 shares, of which 70,000 have previously vested and are currently exercisable, and of which 10,000 will vest and become immediately exercisable within 60 days.

<F6> Includes 39,200 shares for director and/or CEO fees, and for awards of shares that will vest within 60 days, and options to purchase 580,000 shares, of which 510,000 have previously vested and are currently exercisable, and of which 70,000 will vest and become immediately exercisable within 60 days.


            ----------------------------------------

                           Proposal Two
                    RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT PUBLIC ACCOUNTANTS

Jones Jensen & Company served as the independent accountants for the Company for the year ended September 30, 1996. There have been no disagreements during the three fiscal years ended September 30, 1994, 1995 and 1996, or at any other time with the Company's present or former independent public accountants. Management of the Company intends to continue with its selection of Jones Jensen & Company for the fiscal year ending September 30, 1997.

A representative of Jones Jensen & Company is expected to be present at the Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
     'FOR' THE RATIFICATION OF THE APPOINTMENT OF JONES,
     JENSEN & COMPANY AS CENTURION'S INDEPENDENT ACCOUNTANTS.

            ----------------------------------------

                        Proposal Three
          AMENDMENT TO STOCK OPTION AND AWARD PLAN

At the 1991 Annual Meeting, the shareholders approved the Company's Stock Option and Stock Award Plan ('the Plan') as set forth in the 1991 proxy statement. The purpose of the Plan is to enable Centurion to attract and retain experienced and able directors, officers, and employees.
The Plan provides incentives to directors, officers and employees to extend their best efforts for Centurion and its shareholders. Under the Plan, the Board of Directors may grant incentive stock options or stock awards only to eligible directors, officers, employees, or other persons who make significant contributions to the continued well-being and successful operation of the Company. As of September 30, 1996, the shareholders have approved 2,500,000 shares of stock to be issued and administered under the Plan.
The Company has filed a Form S-8 registration statement and amendments covering the 2,500,000 shares of stock to be administered under the Plan. As of September 30, 1996,
1,649,997 shares of stock have been awarded and unexercised options to acquire 450,000 shares of stock were outstanding under the terms of the Plan. The purpose of this proposal is to ensure the availability of shares under the Plan to effectively maintain and develop a cohesive management team, attract additional qualified individuals, and reward contributions to the Company's success. A summary of the Plan is available to shareholders (without charge) upon request.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE
     AMENDMENT TO THE PLAN AUTHORIZING AN ADDITIONAL TWO
     AND ONE-HALF MILLION SHARES FOR ADMINISTRATION UNDER
     THE PLAN.

            ----------------------------------------

                          Proposal Four
        AUTHORIZATION TO CHANGE RATIO OF SHARES NECESSARY
            TO CONSTITUTE QUORUM FOR VOTING PURPOSES

The following proposal is being offered for stockholder approval pursuant to the corporation laws of the State of Utah. Currently, the number of shares required to constitute a quorum is a majority, or "greater than one-half" of the shares that are outstanding as of a record date set for such purposes and are entitled to be represented and to vote on a shareholder actions. Section 16-10a-725 of the Utah Revised Business Corporation Act, however, permits a corporation to provide in its articles of incorporation that fewer than a majority of the shares outstanding as of a record date, may constitute a quorum for transacting business. The Board of Directors recommends that the present requirement of a majority be changed to be "not less than one-third" of the shares as are outstanding on a particular record date. By way of information and pursuant to Section 10-16a-727(2) of the Utah Revised Business Corporation Act, to approve this change will require that it be adopted under the current quorum and voting requirements as now in effect, that is, by the affirmative vote of a majority of the currently issued and outstanding shares entitled to vote.

This proposal is being recommended to the shareholders in recognition of the transformations that have occurred as a result of increases in the size of the Company, the number of its shareholders, and in the amount of authorized capitalization that its shareholders have approved since the incorporation of the Company. In particular, as a result of these shareholder-approved increases, the authorized capitalization of the Company will have doubled from 20,000,000 shares in 1993 to 40,000,000 shares in 1997, if that amount is approved at this Meeting. The Board believes that these increases, accompanied by equivalent increases in the number of beneficial shareholders, parallel the growth and maturity of the Company and its shareholder base. Because of these increases, the Board believes that now is an appropriate time to prepare the Company for even larger growth and stability. Consequently, the Board recommends that the quorum requirement be changed to insure that shareholder proposals and voting at a shareholder meeting not be prevented from taking place because of the nearly doubling in the amount of outstanding shares that has occurred since the annual meeting held four years ago. Thus, this proposal is set out to facilitate future shareholder meetings and voting so that corporate action may continue to be implemented smoothly, efficiently, and cost-effectively.

RAMIFICATIONS OF THE PROPOSAL. It is possible that a person, entity, or group consisting of such persons or entities, could gain control of the Company with less solicitation than under the present requirement. For example, at this Meeting, over 14 million shares must be present or represented by proxy for there to be a majority sufficient to constitute a quorum, whereas fewer than 10 million shares would be required for there to be no less than one-third of shares entitled to vote were this proposal approved. However, it should be recognized that at the 1993 annual meeting, only 8.8 million shares were required to constitute a quorum. Thus, the Board believe that it is not likely that this proposal would have an adverse or materially detrimental effect on the control the Company or of voting, but that the failure to approve this proposal could result in practical difficulties attempting to accumulate sufficient shares necessary to constitute a quorum in order to convene a shareholder meeting.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
       "FOR" THIS PROPOSAL TO REDUCE THE QUORUM REQUIREMENT.

            ----------------------------------------

                         Proposal Five
            AUTHORIZATION TO INCREASE CAPITALIZATION

The Company is presently authorized to issue THIRTY MILLION SHARES (30,000,000) of common stock, par value $0.01, pursuant to Article IV of the Articles of Incorporation. At March 6, 1997, there were 27,951,300 shares of the Company's common stock issued and outstanding. The current proposal seeks shareholder approval to amend the Articles of Incorporation to authorize an increase in the Company's capitalization to FORTY MILLION SHARES (40,000,000). The purpose of the proposed increase is to ensure the availability of sufficient authorized but unissued shares to be later issued and used in accomplishing lawful corporate purposes in which the issuance of stock may be essential or advisable in the judgment of the Board of Directors.

If the capitalization is increased, there exists a potential for a maximum dilution of approximately 25 percent in proportionate ownership of shares held before the increase. Regardless of approval of this increase, however, the Company has no present intent to issue additional shares to either the current Principal Shareholders, the directors, the executive officers, or any other person or entity, except as already provided under the 1991 Plan and the terms of compensation to Directors and Named Executive Officers, or as may be approved at this Meeting, nor to issue any material amount of shares to any person or entity in connection with any acquisition, reorganization, or share exchange. It is not intended or anticipated that this increase will have any material, dilutive effect on the shares currently outstanding, except perhaps, with respect to an issuance of shares in response to a hostile takeover attempt if such should occur.

The anti-takeover effect of the proposed increase in capitalization is as follows: with the availability of additional shares, management could counter a hostile takeover attempt by arranging with a friendly entity or other person to be issued shares from the amount proposed for additional authorization, hypothetically up to approximately ten million (10,000,000) shares. If that were done, of course, the proportional share ownership of all other shareholders would be diluted. The affirmative vote of a majority of the currently issued and outstanding shares entitled to vote is required for approval of the above-proposed amendment to the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO INCREASE THE COMPANY'S AUTHORIZED CAPITALIZATION TO FORTY MILLION SHARES.

            ----------------------------------------

                        Proposal Six
                        OTHER BUSINESS

The Company has not received any shareholder proposals for this Annual Meeting. The Board of Directors knows of no other business, other than that stated in this proxy statement, to be presented for action at the 1997 Annual Meeting. If other business is properly presented at the Meeting, however, which was not known, or did not become known to the Board a reasonable time before the solicitation, then the person designated in the enclosed Proxy will vote, or refrain from voting, in accordance with his best judgment.

            ----------------------------------------

               FINANCIAL AND OTHER INFORMATION

The audited financial statements regarding the Company for the fiscal year ended September 30, 1996 are presented below, following the signature page of this proxy statement. A summary of selected financial data, and the information contained in the disclosures entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", are presented below.

                  SELECTED FINANCIAL DATA

The selected financial data included in the following table have been derived from and should be read in conjunction with and are qualified by the Company's consolidated financial statements and notes set forth elsewhere in this report. Historical financial data for certain periods may be derived from financial statements not included herein.

                          SELECTED FINANCIAL DATA FISCAL YEAR ENDED SEPTEMBER 30,
                          1996           1995           1994           1993 <F1>     1992 <F1>
                          ------------   ------------   ------------   -----------   -----------
RESULTS OF OPERATIONS:

Revenues                  $         0    $         0    $         0    $         0   $   830,100

Loss before extra-
ordinary item              (1,660,483)    (2,635,655)    (2,372,790)    (1,142,513)     (401,993)

Net income (loss)          (1,660,483)    (2,635,655)    (2,372,790)    (1,142,513)      155,216

Loss per common share
before extraordinary item        (.07)          (.11)          (.12)          (.06)         (.02)

Net income (loss)
per common share                 (.07)          (.11)          (.12)          (.06)         (.01)

BALANCE SHEET DATA:

Total assets              $ 9,770,328    $ 8,658,470    $ 8,492,800    $ 4,161,162   $ 2,955,912

Working capital
(deficit)                      16,695        (51,771)       637,171        290,104       294,467

Long-term debt                106,436              0              0              0             0

Stockholders' equity        9,256,926      8,265,862      7,940,307      3,828,689     2,669,776

<F1>  Certain reclassifications have been made to the fiscal 1993 and 1992 consolidated financial statements in order to conform to the fiscal 1995 presentation. (See Note 2.d to the Consolidated
Statements.)


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL.

There is considerable risk in any mining venture, and there can be no assurance that the Company's operations will be successful or profitable. From inception of the Company to September 30, 1996, the Company has an accumulated deficit of $10,654,508. Exploration for commercially mineable ore deposits is highly speculative and involves risks greater than those involved in the discovery of mineralization. Mining companies use the evaluation work of professional geologists, geophysicists and engineers in determining whether to acquire an interest in a specific property, or whether or not to commence exploration or developmental work. These professional evaluations are not always scientifically exact, and in some instances result in the expenditure of substantial amounts of money on a property before it is possible to make a final determination as to whether or not the property contains economically mineable ore bodies. The economic viability of a property can not be finally determined until extensive exploration and development work plus a detailed economic feasibility study have been performed. Also, the market prices for mineralization produced are subject to fluctuation and uncertainty, which may negatively affect the economic viability of properties on which expenditures have been made.

As of September 30, 1996, $8,849,485 of the Company's total assets of $9,770,328 are investments in mineral properties for which additional exploration is required to determine if they contain ore reserves that are economically recoverable. The realization of these investments is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development, and upon future profitable production. The ultimate outcome of this matter cannot be determined at this time; and, accordingly, no provision for any asset impairment which may result in the event the Company is not successful in developing or selling these properties has been made in the Company's consolidated financial statements.

FINANCIAL CONDITION.

At September 30, 1996, the Company had a positive cash balance of $133,556 and accounts receivable of $33,842, of which $28,842 was collected subsequent to year end, and positive working capital of $16,695. Subsequent to September 30, 1996, the Company received an additional $193,500 from the sale of common shares. These funds will be used for future operating expenses. The Company's long-term debt is in the form of equipment leases.

LIQUIDITY AND CAPITAL RESOURCES.

In comparison with its financial condition at September 30, 1996, the Company had, at September 30, 1995, $17,510 of cash, accounts receivable of $202,839, and negative working capital of $51,771. As in fiscal 1995, manage-ment determined for fiscal 1996 that it would be in the best interests of the Company to limit the private placement of common stock. The $5,000 receivable at September 30, 1995, and the $5,000 receivable at September 30, 1996, were for routine items due the Company. Prepaid mining leases decreased primarily due to a net relinquishment of leased mineral properties. Mineral properties, however, increased from $7,974,092 at September 30, 1995, to $8,849,485 at September 30, 1996, as a result of investments in, and the acquisition and exploration of, properties and equity investments in cash.

Accounts payable decreased from $216,649 as of September 30, 1995, to $206,622 as of September 30, 1996, primarily because of management's efforts to reduce expenses. The accrued expenses payable increased from $11,818 as of September 30, 1995 to $45,587 as of September 30, 1996. For fiscal 1995, this expense item was the result of an accrual for directors' fees and em-ployees' salaries; for fiscal 1996, this expense item was the result of the accrual of employees' salaries, associated taxes and workers compensation insurance. Directors' fee shares are issued only upon the fulfillment of cer-tain conditions, but the fees are recorded on the Company's books at the earliest time that fees could become due, even though all of the conditions may not be met until a later date.

The amount of cash used by the Company's operations decreased from $1,986,290 for fiscal 1995, to $521,981 for fiscal 1996. This decrease is primarily the result of a significant increase in the amount of "other income" thereby reducing the net loss for fiscal 1996. Also, the amount of cash used by the Company on acquisition and exploration of mineral properties increased from $307,220 in fiscal 1995 to $506,262 in fiscal 1996. This increase primarily is due to the acquisition of certain field and exploration equipment, whose purchase allows Company personnel to perform necessary exploration work with less dependence upon the availability of outside equipment and at a lower cost to the Company. The Company expended $250,551 in fiscal 1996 and $266,556 in fiscal 1995, to acquire equipment. The Company funded its cash expenditures primarily by issuing common shares for cash in the amount of $1,578,266 in fiscal 1996, and $1,867,000 in fiscal 1995. As in fiscal 1995, the Company expended $0 in fiscal 1996 to acquire interests in subsidiary companies.

During the years ended September 30, 1996 and 1995, the Company made non-interest bearing advances to related parties of $25,000 and $182,904, respectively, and received payments from related parties of $193,997 and $68,133, respectively. During the years ended September 30, 1996 and 1995, the Company received advances from a shareholder of $5,961 and $33,400, respectively, and made payments of $32,800 and $32,850, respectively, on those advances.

Management expects the Company's consolidated cash expenditures will approximate $3,170,000 during fiscal 1997. The anticipated cash expenditures consist of the following: $900,000 for exploration and development activities; $750,000 for production-related activities; $100,000 for acquisition of mineral properties; $220,000 for property lease payments; and $1,200,000 for general and administrative expenses. These cash expenditures are expected to be primarily funded from: 1) $150,000 from the sale of properties; 2) $1,820,000 of production income; 3) $1,000,000 from the partial liquidation of Royal common stock; and 4) $200,000 from joint venture partners. At September 30, 1996, the Company had working capital of $16,695. The Company also contemplates financing further exploration of its mineral properties through joint venture arrangements.

The Company's long-term debt is partially related to the lease of equipment that was acquired during fiscal 1996. The other multi-year obligations of the Company are note payments on mining claims the Company has purchased, payments on mining claim leases that are cancelable at the Company's option, and a long-term debt obligation to a related company. Moreover, if the Company is not successful in raising additional equity capital, achieving production profitability, selling some of its mineral properties, or negotiating joint venture arrangements, the Company will reduce the level of expenditures by releasing some properties to match its cash flow position.

The Company does not have sufficient capital to fully explore and develop its mineral properties. The Company plans to continue financing its exploration activities through joint ventures, production activities, equity funding, or by selling properties and retaining royalty interests. In addition, the Company expects to receive royalties from properties that were sold during fiscal 1993 and which currently are under exploration and development by larger mining companies.

RESULTS OF OPERATIONS.

Fiscal 1996 as Compared to Fiscal 1995.

During fiscal 1996 and 1995 the Company had no revenues. Centurion did not receive advance mineral royalties or reimbursements related to venture properties. No properties were sold in fiscal 1996 or 1995; therefore, there was no corresponding cost of mineral properties sold.

General and administrative expenses increased to $1,886,451 in fiscal 1996 from $1,776,876 in fiscal 1995. The increase primarily is the result of the increase in personnel and payroll expense. Accounting fees decreased from $118,000 in fiscal 1995 to $51,209 in fiscal 1996, primarily as a result of the decrease in the number and value of common shares issued to accounting personnel for services and in the fees paid to the Company's independent public accountants. Also, fees paid to consultants for technical, promotional and administrative work decreased from $679,000 during fiscal 1995 to $476,975 in fiscal 1996 due to a decrease in the number of consultants engaged by the Company. Office leasing costs increased from $51,000 in fiscal 1995 to $76,600 in fiscal 1996, due to the requirement for additional office space during fiscal 1996.

The costs for office and technical supplies and of producing the Company's annual report decreased from $79,000 in fiscal 1995 to $52,600 in fiscal 1996, primarily as a result of cost-cutting policies implemented by management of the Company. Legal expenses decreased from $202,000 in fiscal 1995 to $131,501 in fiscal 1996, primarily because fewer mineral properties and companies were acquired in fiscal 1996 than in 1995, thereby reducing the legal fees and costs.

In an effort to preserve cash, the Company has traditionally paid some of its expenses by issuing shares of common stock. (See "Summary of Stock Issuances," below.) The Company paid directors' fees during each of fiscal 1995 and 1996 by issuing shares of common stock and accounting for accruals of unissued shares. Centurion issued and accrued the same number of shares for directors' fees during fiscal 1995 as during fiscal 1996. The value of the shares issued and accrued, however, increased from $203,300 to $341,975 during 1995 and 1996, respectively. Because of the non-consolidation of Royal's accounts with Centurion's, the value of share issuances by Royal to its directors is not added to Centurion's general and administrative expense for fiscal 1996.

Management of the Company believes the nature and level of general and administrative expenditures is appropriate, given the lack of operating revenue. The Company is continually evaluating potential mineral properties to acquire, administering exploration activities on current mineral properties, and preparing promotional materials for use in seeking additional sources of funds either through joint venture arrangements or additional equity investments. During fiscal 1996, the Company was successful in obtaining additional equity investments and in acquiring various mineral properties.

Mineral lease expense increased from $204,821 in fiscal 1995 to $266,152 in fiscal 1996. The increase was due to the acquisition of additional mineral properties held under lease.

Depreciation expense increased from $106,328 in fiscal 1995 to $136,282 in fiscal 1996. The Company acquired additional field and mining equipment, vehicles, and computer equipment for evaluation of the increased amount of technical data.

The increase in interest and other income from $29,956 in fiscal
1995 to $155,254 in fiscal 1996, was the result primarily of joint venture payments to Centurion, an increase in the amount of management consulting fees paid to the Company, and from consideration received in the sale of an option agreement regarding Royal Silver shares.

For fiscal 1996, the Company did not incur any loss from dilution of equity investment in any of its subsidiaries. However, during fiscal 1994, the Company's ownership interest in Royal decreased from 80.1 percent to 65.5 percent, resulting in a loss of $40,877 to the Company, as a result of an issuance by Royal of 127,500 shares of its common stock for compensation to its directors, and certain of its officers and consultants. In fiscal 1995, the Company experienced a loss of $686,809 on its investments accounted for under the equity method, due to the reduction in its ownership in Royal to 21.1 percent brought about as a result of the Royal-Celebration reorganization. The Company also experienced a loss of $154,431 from the disposition of assets, resulting from the abandonment of property held by Mazama Gold Corporation. In fiscal 1996, the Company recognized a gain of $482,413 from the sale of shares of common stock of Royal Silver Mines, Inc.

As a result of the lack of revenues, the losses from operations and the negative income (expense), the Company had a net loss of $1,660,483, or $.07 per common share, in fiscal 1996 as compared to a net loss of $2,635,655, or $.11 per common share, in fiscal 1995.

As noted, property sales cannot be predicted, and continuing revenues will not be generated by the Company until royalties on the properties sold are received or until the Company has a property in production. The Company is continuing to pursue opportunities to sell additional properties, as well as placing certain of its mineral properties into production.

FISCAL 1995 AS COMPARED TO FISCAL 1994.

During fiscal 1995 and 1994 the Company had no revenues. Centurion did not receive advance mineral royalties or reimbursements related to venture properties. No properties were sold in fiscal 1995 or 1994; therefore, there was no corresponding cost of mineral properties sold.

General and administrative expenses decreased to $1,776,876 in fiscal 1995 from $2,341,714 in fiscal 1994. The decrease is the result of several factors. Accounting fees decreased from $159,000 in fiscal 1994 to $118,000 in fiscal 1995 as a result of the decrease in the number and value of common shares issued to accounting personnel for services and in the fees paid to the Company's independent public accountants. Also, fees paid to consultants for technical, promotional and administrative work decreased only slightly from $689,000 during fiscal 1994 to $679,000 during fiscal 1995. The cost of consultative engagements for both fiscal 1995 and 1994 was approximately the same due to the substantial amount of such consultative activities necessary for the acquisition of properties and subsidiary companies, and the supervisory administration of the exploration and development of these properties and companies. Office space leasing costs also decreased, from $54,000 in fiscal 1994 to $51,000 in fiscal 1995.

Office and technical supplies and the costs of the Company's annual report increased from $70,000 in fiscal 1994 to $79,000 in fiscal 1995. The Company used these materials to respond to the increase in requests for information about the Company from the investment community and for providing technical information used to evaluate the Company's mineral properties. Legal expenses increased from $92,000 in fiscal 1994 to $202,000 in fiscal 1995; the increase is due largely to non-recurring litigation costs (of matters that have been resolved or terminated in its favor), and is also the result of the acquisition of properties and subsidiaries, and costs related to additional regulatory or environmentally-related filings and activities.

In an effort to preserve cash, the Company has traditionally paid some of its expenses by issuing shares of common stock. (See "Summary of Stock Issuances," below.) Directors' fees were paid by issuing shares of common stock or accruals for unissued shares during each of fiscal 1994 and 1995. Centurion issued and accrued the same number of shares for Directors' fees during fiscal 1994 as during fiscal 1995.
The value of the shares issued and accrued, however, decreased from $211,000 to $171,000 for fees earned during 1994 and 1995, respectively. Because of the non- consolidation of Royal's accounts with Centurion's, the value of share issuances by Royal to its Directors is not added to Centurion's general and administrative expense for fiscal 1995, thereby resulting in the largest decrease in general and administrative expense as compared to fiscal 1994, during which Royal was a consolidated subsidiary of Centurion, and had issued shares valued at $649,000 to its Directors and Officers.

Management of the Company believes the nature and level of general and administrative expenditures is appropriate, given the lack of operating revenue. The Company is continually evaluating potential mineral properties to acquire, administering exploration activities on current mineral properties, and preparing promotional materials for use in seeking additional sources of funds either through joint venture arrangements or additional equity investments. During fiscal 1995, the Company was successful in obtaining additional equity investments and in acquiring various mineral properties.

Mineral lease expense increased from $138,761 in fiscal 1994 to $204,821 in fiscal 1995. The increase was due to the acquisition of additional mineral properties held under lease.

Depreciation expense increased from $38,823 in fiscal 1994 to $106,328 in fiscal 1995. The Company acquired additional field and mining equipment, vehicles, and computer equipment for evaluation of the increased amount of technical data.

Interest and other income decreased from $48,856 in fiscal 1994 to $29,956 in fiscal 1995, as a result of the reduction in the Company's investment of cash received from private placements.

For fiscal 1995, the Company did not incur any loss from dilution of equity investment in any of its subsidiaries. However, during fiscal 1994, Royal issued 127,500 shares of common stock to its Directors, certain Officers, and consultants for compensation. That issuance decreased the Company's ownership interest in Royal from 80.1 percent to
65.5 percent, resulting in a loss of $40,877 to the Company. In fiscal 1995, the Company experienced a loss of $686,809 on its investments accounted for under the equity method, due to the reduction in its ownership in Royal to 21.1 percent brought about as a result of the Royal-Celebration reorganization. The Company also experienced a loss of $154,431 from the disposition of assets, resulting from the abandonment of property held by Mazama Gold Corporation. Both of these losses are non-recurring in nature, and did not occur in fiscal 1994.

As a result of the lack of revenues, the losses from operations and the negative income (expense), the Company had a net loss of $2,635,655, or $.11 per common share, in fiscal 1995 as compared to a net loss of $2,372,790, or $.12 per common share, in fiscal 1994.

As noted, property sales cannot be predicted, and continuing revenues will not be generated by the Company until royalties on the properties sold are received or until the Company has a property in production. The Company is continuing to pursue opportunities to sell additional properties.

OTHER MATTERS.

The Financial Accounting Standards Board has issued new
Statements of Financial Accounting Standards entitled "Accounting for Impairment of Long-Lived Assets" and "Accounting for Stock-Based Compensation." The Company does not believe that adoption of these standards will have a material effect on the financial statements, although the Company has not performed a detailed analysis of the impact of these statements. See Note 2 to Financial Statements.

The Company's operations are subject to comprehensive regulations with respect to environmental safety and similar matters by the U.S. Department of the Interior, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency, the U.S. Mine Safety and Health Administration, and similar state and local agencies. Failure to comply with applicable laws, regulations and permits can result in delays in operations, injunctive actions, damages, and civil and criminal penalties. As the Company expands or changes its existing operations or proposes new operations, it may be required to obtain additional or amended permits or authorizations. The Company believes its operations are presently in substantial compliance with applicable air and water quality laws and regulations.

Given management's significant reliance on the issuance of capital stock for various purposes, the following table summarizes by category the number of shares and the total value assigned to the shares for each of the fiscal years 1996, 1995, and 1994. All shares issued to affiliates of the Company are assigned a dollar value on the books at their market value. Nonrestricted, free-trading shares issued to non-affiliates are also valued at market. The value assigned is determined based on the average of the bid and ask price on the date of issuance. By comparison, the value assigned to restricted shares is determined based on other issuances of restricted shares for cash, which generally has been 85 percent of the value of nonrestricted shares on the date of issuance.

                       SUMMARY OF STOCK ISSUANCES

                                FYE 1996                 FYE 1995                 FYE 1993
                                ----------------------   ----------------------   ----------------------
                                               $ Value                  $ Value                  $ Value
Description                      # Shares     Assigned    # Shares     Assigned    # Shares     Assigned
--------------------------      ---------   ----------   ---------   ----------   ---------   ----------

Stock issued For Services:

 Compensation - Employee          258,350      369,297     193,700      527,430     100,250      297,673
  Directors' Fees                 245,000      341,975     143,000      203,300      40,000       93,188
  Consulting - Geologic            16,800       22,344      38,700       78,174       1,100        2,385
  Services - Nonemployee           36,100       52,345      23,250       45,403      17,000       28,600
                                ---------   ----------   ---------   ----------   ---------   ----------
                                  556,250      785,961     398,650      854,307     158,350      421,846
Repayment of Cash Advances
and Notes Payable                  25,000       38,760       8,000       13,050       8,534       20,000
Lease Payments                        100          156      25,100       40,803           0            0

Mineral Property
& Business Acquisitions:
  Dotson Exploration              136,400      218,404     105,000      186,050     120,600      433,796
  Royal Silver Mines                    0            0           0            0         800      456,956
  Jefferson-Pacific                     0            0           0            0     140,000      366,800
  South Iron Blossom               20,000       30,000           0            0           0            0
                                ---------   ----------   ---------   ----------   ---------   ----------
                                  181,500      287,320     105,000      186,050     261,400    1,257,552
Issuance of Shares for
  Cash in Private Placements
  and Regulation S Offerings    1,388,656    1,353,266     900,000    1,252,000   2,616,000    5,047,510
Upon Exercise of Stock Options    150,000      225,000     210,000      315,000      25,000       37,500
                                ---------   ----------   ---------   ----------   ---------   ----------
                                1,538,656    1,578,266   1,110,000    1,567,000   2,641,000    5,085,010
                                ---------   ----------   ---------   ----------   ---------   ----------

TOTALS:                         2,276,406   $2,651,547   1,646,750   $2,661,210   3,069,284   $6,784,408
                                =========   ==========   =========   ==========   =========   ==========

     ------------------------------------------------------

     INFORMATION REGARDING 1998 ANNUAL SHAREHOLDERS MEETING

Consistent with SEC regulations, shareholders may submit proposals appropriate for shareholder action at the Company's Annual Meeting to be held in 1998. For proposals to be considered for inclusion in the 1998 Proxy Statement, they must be received by the Company no later than November 1, 1997. Shareholder proposals should be directed to Centurion Mines Corporation, Attn: Corporate
Secretary, 331 South Rio Grande Street, Suite 201, Salt
Lake City, Utah 84101.

     THE COMPANY UNDERTAKES TO PROMPTLY FURNISH (WITHOUT CHARGE) A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR
     THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY SHAREHOLDER OF RECORD UPON WRITTEN REQUEST, WHICH SHALL ALSO INCLUDE A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 28, 1997, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING.


BY ORDER OF THE BOARD OF DIRECTORS:

       /s/ Spenst Hansen
By: _________________________________________
     Spenst Hansen, Chairman of the Board of
     Directors, President and Chief Executive
     Officer of Centurion Mines Corporation

[END OF PROXY STATEMENT]
--------------------------------------------------------------------

            CENTURION MINES CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1996 AND 1995

             ------------------------------------------

                     INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Centurion Mines Corporation and Subsidiaries
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Centurion Mines Corporation and Subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended September 30, 1996, 1995 and 1994. These consol-idated financial statements are the responsibility of the Company's manage-ment. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above pre-sent fairly, in all material respects the financial position of Centurion Mines Corporation and Subsidiaries as of September 30, 1996 and 1995 and the results of their operations and their cash flows for the years ended Septem-ber 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

Jones, Jensen & Company
Salt Lake City, Utah
October 28, 1996

--------------------------------------------------------------------

                CENTURION MINES CORPORATION AND SUBSIDIARIES
                        Consolidated Balance Sheets

                                  ASSETS
                                  ------

                                              September 30,
                                       -------------------------
                                          1996            1995
                                       ----------     ----------
CURRENT ASSETS
Cash                                   $  133,556     $   17,510
Accounts receivable                         5,000          5,000
Accounts receivable - related
 parties (Note 10)                         28,842        197,839
Prepaid mining leases                      76,578         89,747
Marketable securities (Note 6)            150,000           -
                                       ----------     ----------
   Total Current Assets                   393,976        310,096
                                       ----------     ----------
MINERAL PROPERTIES (Note 3)             8,849,485      7,974,092
                                       ----------     ----------
PROPERTY AND EQUIPMENT (Note 2)
Furniture and office equipment            240,717        215,530
Field equipment                           441,756        314,513
Leasehold improvements                      8,845          8,845
Vehicles                                  125,151        100,220
Leased automobiles and equipment           84,620           -
Less - accumulated depreciation
  and amortization                       (385,412)      (270,716)
                                       ----------     ----------
Total Property and Equipment              515,677        368,392
                                       ----------     ----------
OTHER ASSETS                               11,190          5,890
                                       ----------     ----------
TOTAL ASSETS                           $9,770,328     $8,658,470
                                       ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------

                CENTURION MINES CORPORATION AND SUBSIDIARIES
                        Consolidated Balance Sheets

                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                              September 30,
                                       -------------------------
                                          1996            1995
                                       ----------     ----------

CURRENT LIABILITIES
Accounts payable                      $   206,622     $  216,649
Accrued expenses                           45,587         11,818
Payable to related party (Note 10)          6,074           -
Advances from shareholder (Note 10)         6,561         33,400
Leases payable-current portion(Note 8)     31,895           -
Notes payable-current portion (Note 7)     80,542        100,000
                                      -----------     ----------
  Total Current Liabilities               377,281        361,867
                                      -----------     ----------
LONG-TERM DEBT

Leases payable (Note 8)                    32,445           -
Notes payable-related party (Note 10)      35,530           -
Notes payable                              38,461           -
                                      -----------     ----------
  Total Long-Term Debt                    106,436           -
                                      -----------     ----------
  Total Liabilities                       483,717        361,867

MINORITY INTEREST IN
 CONSOLIDATED SUBSIDIARIES                 29,685         30,741

COMMITMENTS AND CONTINGENCIES
  (Notes 11, 12, and 13)                     -              -
                                      -----------     ----------
STOCKHOLDERS' EQUITY

 Common stock, $.01 par value;
  30,000,000 shares authorized,
  23,804,671 and 22,157,921 shares
  issued and outstanding, respectively    260,811        238,047

 Additional paid-in capital            19,673,873     17,045,090
 Accumulated deficit                  (10,654,508)    (8,994,025)
 Receivable related to sale
  of common stock                         (23,250)       (23,250)
                                      -----------     ----------
   Total Stockholders' Equity           9,256,926      8,265,862
                                      -----------     ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                 $ 9,770,326     $8,658,470
                                      ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------
                CENTURION MINES CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Operations

                              For the Years Ended September 30,
                        --------------------------------------------
                             1996           1995            1994

REVENUES
Operating revenue       $       -        $      -         $     -
                        ------------    ------------    ------------
  Total Revenues                -               -               -
                        ------------    ------------    ------------
OPERATING COSTS
General and
 administrative            1,829,076       1,737,027       2,079,381
General and
 administrative
 - related party
 (Note 10)                    57,375          39,849         262,333
Mineral leases               266,152         204,821         138,761
Depreciation and
 amortization                136,282         106,328          38,823
                        ------------    ------------    ------------
   Total Operating Costs   2,288,885       2,088,025       2,519,298
                        ------------    ------------    ------------
LOSS FROM OPERATIONS      (2,288,885)     (2,088,025)     (2,519,298)
                        ------------    ------------    ------------
OTHER INCOME (EXPENSE)
 Interest and
  other income               155,946          29,956          48,856
 Interest expense            (11,013)         (2,501)           (980)
 Loss from dilution
  of equity investment
  in subsidiary                 -               -            (40,877)
 Loss on investments
  accounted for under
  the equity method             -           (686,809)           -
 Gain (Loss) from
  disposition of assets      482,413        (154,431)           -
                        ------------    ------------    ------------
   Total Other Income
    (Expense)                627,346        (813,785)          6,999
                        ------------    ------------    ------------

NET INCOME (LOSS) BEFORE
 MINORITY INTERESTS       (1,661,539)     (2,901,810)     (2,512,299)

MINORITY INTERESTS IN
 LOSS OF CONSOLIDATED
 SUBSIDIARIES                  1,056         266,155         139,509
                        ------------    ------------    ------------

NET INCOME(LOSS)        $ (1,660,483)   $ (2,635,655)   $ (2,372,790)
                        ============    ============    ============

NET INCOME (LOSS)
PER COMMON SHARE        $       (.07)   $       (.11)   $       (.12)
                        ============    ============    ============
WEIGHTED AVERAGE
COMMON SHARES
OUTSTANDING               24,599,843      23,266,388      20,480,292
                        ============    ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------

                CENTURION MINES CORPORATION AND SUBSIDIARIES
               Consolidated Statements of Stockholders' Equity

                   Common Stock                                         Receivable
                   _______________________  Additional                  Related to
                   Number                   Paid-in      Accumulated    Sale of
                   of  Shares       Amount  Capital      Deficit        Common Stock
                   ___________  ___________ ____________ ____________   ____________

Balance, 9/30/93   19,088,637    $190,887   $7,646,632   $(3,985,580)   $ (23,250)

Issuance of shares
 to employees,
 officers and
 consultants for
 services at prices
 ranging from $1.42
 to $3.94 per share   118,350      1,183      327,476           -          -

Issuance of shares
 for directors fees
 at prices ranging
 from $1.63 to
 $4.13 per share       40,000        400       92,787           -          -

Issuance of shares
 for cash at prices
 ranging from $.50
 to $2.75 per share  2,641,000    26,410    5,058,600           -        (300,000)

Issuance of shares
 for purchase of
 mineral properties
 at prices ranging
 from $2.40 to $4.50
 per share            120,600      1,206      452,890           -          -

Issuance of shares
 for payment of a
 note at $2.34 per
 share                 8,534          85       19,915           -          -

Issuance of shares
 for the purchase
 of equity
 investments at
 prices ranging
 from $2.02 to
 $4.38 per share     140,800       1,408      802,048           -          -

Net loss for the
 year ended 9/30/94      -           -            -       (2,372,790)      -

Balance, 9/30/94  22,157,921     $221,579  $14,400,348   $(6,358,370)    $(323,250)

--------------------------------------------------------------------

                 CENTURION MINES CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity

                   Common Stock                                         Receivable
                   _______________________  Additional                  Related to
                   Number                   Paid-in      Accumulated    Sale of
                   of  Shares       Amount  Capital      Deficit        Common Stock
                   ___________ ___________  ____________ ____________  ____________

Balance, 9/30/94   22,157,921    $221,579   $14,400,348  $(6,358,370)  $(323,250)

Issuance of shares
 to employees,
 officers and
 consultants for
 services at prices
 ranging from $1.25
 to $2.25 per share   280,750       2,808       689,002         -           -

Issuance of shares
 for directors fees
 at prices ranging
 from $1.25 to
 $2.13 per share      143,000       1,430       201,870         -          -

Issuance of shares for
 cash at prices rang-
 ing from $1.07 to
 $1.62 per share    1,110,000      11,100     1,555,900          -          -

Issuance of shares
 in lieu of
 outstanding debt
 at prices ranging
 from $1.53 to $1.72
 per share              8,000          80        12,970          -          -

Issuance of shares
 for the purchase of
 equity investments
 at $1.77 per share   105,000       1,050       185,000          -          -

Stock subscription
 received                -           -             -             -       300,000

Net loss for the year
 ended 9/30/95           -           -             -       (2,635,655)      -

Balance, 9/30/95   23,804,671    $238,047   $17,045,090   $(8,994,025) $ (23,250)

--------------------------------------------------------------------

                 CENTURION MINES CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity

                   Common Stock                                         Receivable
                   _______________________  Additional                  Related to
                   Number                   Paid-in      Accumulated    Sale of
                   of  Shares       Amount  Capital      Deficit        Common Stock
                   ___________ ___________  ____________ ____________  ____________

Balance, 9/30/95   23,804,671    $238,047   $17,045,090   $(8,994,025) $ (23,250)

Issuance of shares
 to employees,
 officers and
 consultants for
 services at prices
 ranging from $1.00
 to $1.87 per share   311,250       3,112       440,874          -          -

Issuance of shares
 for directors fees
 at prices ranging
 from $1.21 to
 $1.84 per share      245,000       2,450       339,525          -          -

Issuance of shares for
 cash at prices rang-
 ing from $0.66 to
 $1.50 per share    1,538,656      15,387     1,562,879          -          -

Issuance of shares
 in lieu of
 outstanding debt
 at prices ranging
 from $1.25 to $1.87
 per share             25,000         250        38,510          -          -

Issuance of shares
 for the purchase of
 property at prices
 ranging from $1.31
 to $1.84 per share   156,500       1,565       246,995          -          -

Net loss for the year
 ended 9/30/96           -           -             -       (1,660,483)      -

Balance, 9/30/96   26,081,077    $260,811   $19,673,873  $(10,654,508) $ (23,250)

--------------------------------------------------------------------

CENTURION MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        For the Years Ended September 30,
                                        1996            1995            1994
                                        ______________  ______________  ______________
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income (loss)                     $  (1,660,483)  $ (2,635,655)   $ (2,372,790)
  Adjustments to reconcile net income
   (loss) to net cash used in operating
   activities:
    Compensation and other expenses paid
     through issuance of common stock         443,986        691,810         328,659
    Issuance of common stock to directors
     for compensation                         341,975        203,300          93,187
    Gain on disposition of assets              (6,799)          -               -
    Depreciation and amortization             136,282        106,328          38,823
    Minority interests                         (1,056)      (266,155)        112,744
  Changes in assets and liabilities net of
     effect of acquisitions:
      Accounts receivable                        -            (5,000)        145,763
      Accounts receivable - related parties   168,997       (114,771)        (64,381)
      Marketable securities                  (150,000)          -               -
      Prepaid mining leases                    13,169          9,927         (19,229)
      Other assets                             (5,300)         5,156          49,142
      Accounts payable and related
       party payables                         163,479        125,002         (95,733)
      Accrued expenses                         33,769       (106,232)        118,050

       Net Cash Used By
         Operating Activities                (521,981)    (1,986,290)     (1,665,765)

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of property and equipment         (250,551)      (266,556)       (217,903)
  Acquisition and exploration of
   mineral properties                        (506,262)      (307,220)     (1,555,156)
  Cash paid for equity investments, net of
   cash acquired                                 -              -           (914,649)

     Net Cash Used by
       Investing Activities                 $(756,813)     $(573,776)    $(2,687,708)

--------------------------------------------------------------------

	CENTURION MINES CORPORATION AND SUBSIDIARIES
	Consolidated Statements of Cash Flows (Continued)

                                          For the Years Ended September 30,
                                        1996            1995            1994
                                        ______________  ______________  ______________
CASH FLOWS FROM FINANCING ACTIVITIES

  Issuance of common stock for cash     $   1,578,266    $ 1,867,000     $ 4,785,010
  Payments on leases payable                  (14,394)          -               -
  Payments on notes payable                  (142,193)          -               -
  Advances from shareholder                     5,961         33,400           9,490
  Payments to shareholder                     (32,800)       (32,850)         (6,667)

     Net Cash Provided by
      Financing Activities                  1,394,840      1,867,550       4,787,833

NET INCREASE (DECREASE) IN CASH               116,046       (692,516)        434,360

CASH, BEGINNING OF YEAR                        17,510        710,026         275,666

CASH, END OF YEAR                       $     133,556    $    17,510     $   710,026


SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:

  Cash paid during the year for:
    Income taxes                         $        600    $       700     $       800
    Interest                             $     11,013    $     2,248     $       980


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended September 30, 1996, Centurion issued 25,000 shares of common stock valued at $38,760 in lieu of cash payments for outstanding debt. Centurion also issued 156,500 shares of common stock for the acquisition of mineral properties and field equipment valued at $248,560.

During the year ended September 30, 1996, Centurion acquired mineral properties valued at $161,196 and property and equipment valued at $78,734 through the issuance of promissory notes and lease agreements (See Notes 7 and 8).

During the year ended September 30, 1995, Centurion issued 8,000 shares of common stock valued at $13,050 in lieu of cash payments for outstanding debt. Centurion also issued 105,000 shares of common stock valued at $186,050 for equity positions in subsidiaries.

During the year ended September 30, 1994, Centurion issued 120,600 shares of common stock valued at $454,096 for the acquisition of mineral properties. Centurion also issued 8,534 shares of common stock valued at $20,000 in lieu of a cash payment on a note owed for the acquisition of mineral properties. In addition, Centurion issued 140,800 shares of common stock valued at $803,456 for equity positions in subsidiaries.

     The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

       Centurion Mines Corporation (" Centurion") was incorporated on June 21, 1984 under the laws of the State of Utah. Centurion and its subsidiaries (collectively the "Company") operate as a mineral resource company actively engaged in the acquisition and exploration of mineral properties containing gold, silver, copper and other metals. The Company conducts its business as a "junior" natural resource company, meaning that it intends to receive income from property sales or joint ventures with larger companies.

       A majority of the $8,849,485 of mineral properties included in the accompanying consolidated balance sheet as of September 30, 1996 is related to exploration properties. The Company has not determined whether the exploration properties contain ore reserves that are economically recoverable. The ultimate realization of the Company's investment in exploration properties is dependant upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The ultimate realization of the Company's investment in exploration properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in developing or selling these properties, has been made in the accompanying consolidated financial statements.

       The Company has incurred operating losses from inception to date and as of September 30, 1996 has an accumulated deficit of $10,654,508. During the year ended September 30, 1996, the Company's operations used $521,981 of cash and the Company used $756,813 of cash in investing activities. The Company's cash was provided from the sale of 1,538,656 shares of common stock for $1,578,266. Management expects that the Company's cash expenditures for the fiscal year ended September 30, 1997 will consist of the following: $900,000 for exploration activities, $750,000 for production related activities, $100,000 for acquisition of mineral properties, $220,000 for property lease payments, and $1,200,000 for general and administrative expenses. Management also expects that the Company's cash receipts for the fiscal year ended September 30, 1997 will consist of the following: $150,000 from the sale of properties, $1,820,000 of production income, $1,000,000 from the partial liquidation of Centurion's ownership in Royal Silver Mines, Inc. stock, and $200,000 from joint venture
       partners.   In addition 1) at September 30, 1996, the Company
       had a positive working capital of $16,695; 2) the Company is currently negotiating to sell additional properties and contemplates financing further exploration of its mineral properties through joint venture arrangements. However, if the Company is not successful in raising additional equity capital, is not able to sell some of its mineral properties, or is not able to negotiate joint venture arrangements, the Company will reduce the level of expenditures to match its cash flow position.

--------------------------------------------------------------------

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accompanying consolidated financial statements include the accounts of Centurion and its subsidiaries, Centurion Exploration Incorporated ("CEI"), Dotson Exploration Company ("DEC") and Mazama Gold Corporation ("Mazama"), wholly-owned subsidiaries; Mammoth Mining Company ("MMC") , an 81.8 percent-owned subsidiary; The Gold Chain Mining Company ("GCMN"), a 61.1 percent-owned subsidiary; and Tintic Coalition Mines Corporation ("TCM"), an 80 percent-owned subsidiary. All significant intercompany transactions and accounts have been eliminated in consolidation. Centurion acquired its interests in MMC, GCMN, and DEC during the year ended September 30, 1994. Centurion acquired its interests in CEI and TCM during the year ended September 30, 1993. The interest in Mazama was acquired during the year ended September 30, 1992 (See Note 5).

       a.  Accounting Method

       The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a September 30 year end.

       b.  Cash and Cash Equivalents

       The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

       c.  Mineral Properties

       Costs of acquiring, exploring and developing mineral properties are capitalized by project area. Costs to maintain the mining mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. Mineral properties are assessed at least annually to determine if a property has been disproved or should be abandoned based on other economic factors. The assessment is based on the Company's evaluation of the geological information gathered on the property and management's evaluation of the property's future expectation of profitability. Should a property be disproved or abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the remaining claims within the project area.

       d.  Property and Equipment

       Property and equipment are recorded at cost. Major additions and improvements are capitalized, while minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred.

--------------------------------------------------------------------

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

       d.  Property and Equipment (Continued)

       Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets as follows:

              Description                         Useful Lives
              Furniture and equipment                 5 years
              Field equipment                         5 years
              Leasehold improvements              Life of lease
              Vehicles                                5 years

       Depreciation expense for the years ended September 30, 1996, 1995 and 1994 was $136,282, $106,328 and $38,823,
       respectively.

       e.  Capitalized Interest

       Interest costs that relate to the acquisition and development of mining properties that are not in production are capitalized. Interest costs related to operations are expensed as incurred. During the years ended September 30, 1996, 1995, and 1994, the Company capitalized $0, $0 and $0, respectively, of interest costs to mineral properties and expensed $11,013, $2,501, and $980, respectively.

       f.  Reclassification

       Certain reclassifications have been made to the September 30, 1994 and 1995 consolidated financial statements in order to conform to the September 30, 1996 presentation.

       g.  Net Income (Loss) Per Common Share

       Net income (loss) per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period. Common stock options and other common stock equivalents were excluded from the calculation of the weighted average number of shares outstanding for the years ended September 30, 1996, 1995 and 1994 since they were antidilutive. No material dilution resulted from common stock equivalents outstanding for the year ended September 30, 1996.

       h.  Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

       i.  Recently Issued Accounting Standards

       In March 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Impairment of Long-Lived Assets." This new standard is effective for years beginning after December 15, 1995 and would change the company's method of determining impairment of long-lived assets. Although the Company has not performed a detailed analysis of the impact of this new standard on the Company's financial statements, the Company does not believe that adoption of the new standard will have a material effect on the financial statements.

       In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123). The new statement is effective for fiscal years beginning after December 15, 1995. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. Although the Company has not performed a detailed analysis of the impact of this new standard on the Company's financial statements, the Company does not believe that adoption of the new standard will have a material effect on the financial statements.

NOTE  3 - MINERAL PROPERTIES

       The following summarizes the Company's investments in significant mineral properties as of September 30, 1996 and 1995 and briefly describes the properties and activity related to each property.

                                            1996            1995
                                        ----------      ----------
         Utah Gold Belt Properties      $  254,002      $  253,377
         Tintic Districts                6,659,089       6,128,745
         Kings Canyon Project              234,034         130,605
         Dotson Property                 1,008,693         767,698
         Other                             693,667         693,667

                                        $8,849,485      $7,974,092

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  3 - MINERAL PROPERTIES (Continued)

       a.  Utah Gold Belt Properties

       The Utah Gold Belt is a major mineralized structural zone in the Oquirrh Mountain range situated on the west side of the Salt Lake Valley which has been a major producer of copper, gold, and silver. The Company has mineral rights to approximately 33 acres of land. During the fiscal year ended September 30, 1992, the Company sold a portion of its Utah Gold Belt properties to Kennecott Utah Copper Corporation ("Kennecott Copper") and retained mineral royalties on the properties ranging from 2.5 to 5 percent. One of the properties sold to Kennecott Copper, known as Barney's Canyon South, is currently under development by Kennecott Copper.

       The Company's investment in these properties decreased during the year ended September 30, 1995 since the Company's ownership interest in Royal Silver Mines, Inc. decreased to 21% at September 30, 1995 causing it to no longer be a consolidated subsidiary of the Company (See Note 5). Royal Silver Mines, Inc. holds properties at the Utah Gold Belt.

       During the years ended September 30, 1996, 1995 and 1994, the Company expended $625, $581 and $6,672, respectively, on exploration of these properties.

       b.  Tintic Districts

       The Main Tintic project covers approximately 14,756 acres of land which are held in a combination of forms, including private mining leases, state mineral leases, patented and unpatented mining claims situated approximately 70 miles southwest of Salt Lake City, Utah. The area includes various historic mines which produced large amounts of gold, silver and other metals. The project area contains several zones of known gold mineralization that were not explored or developed by the early miners. Centurion's current targets on the Main Tintic project include breccia-pipe deposits of gold, silver, and copper.

       During the years ended September 30, 1996, 1995 and 1994, the Company expended $292,023, $542,802 and $2,768,482, respectively, on exploration and development of these properties. The Company expended $238,321, $32,100 and
       $358,610 on acquisition of additional properties in the Tintic Districts during fiscal years 1996, 1995 and 1994, respectively.

       c.  Kings Canyon Project

       The Kings Canyon project includes approximately 45,795 acres of unpatented lode mining claims and state mineral leases situated in the Confusion Mountain Range of West-Central Utah, about 60 miles west of Delta, Utah. This project represents a newly discovered district of precious metal mineralization, with evidence for economic gold deposits over a 50 square mile area. Exploration efforts to date have delineated a substantial gold resource.
----------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  3 - MINERAL PROPERTIES (Continued)

       c.  Kings Canyon Project (Continued)

       Future production royalties on approximately 75 percent of the acreage will be four percent of gold and silver taken in kind and four percent of net smelter returns on all other metals. On the remaining acreage the Company will receive production royalties ranging from one to four percent.

       During the years ended September 30, 1996, 1995 and 1994, the Company expended $103,429, $39,186 and $33,119, respectively, on exploration related to the project.

       d.  Dotson Property

       The Dotson property consists of approximately 8,700 acres of patented and unpatented mining claims in Millard County, Utah. The claims have proven copper deposits.

       During the years ended September 30, 1996, 1995, and 1994, the Company expended $240,995, $452,773 and $267,377, respectively, on exploration of these claims.

NOTE  4 - JOINT VENTURE AGREEMENTS

       On July 16, 1996, Centurion entered into a joint venture agreement with BHP Minerals, a unit of The Broken Hill
       Proprietary Company, Ltd., on the "Little Bingham" copper/gold mining property located approximately 70 miles southwest of Salt Lake City, Utah.

       The joint venture will include 12,000 acres, and will be directed towards exploration for a large commercial porphyry type copper/gold deposit. Under the terms of the joint venture, BHP will have the option to earn a 75% interest in the project by paying all costs through a positive production feasibility study with periodic cash payments to Centurion. After earn-in, Centurion can maintain a working interest by paying 25% of all costs or may convert to a 15% net profits royalty interest with all costs being paid by BHP.

NOTE  5 - INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES

       The following describes the specific transactions and activity related to each of the consolidated subsidiaries as of September 30, 1996 and 1995.

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  5 - INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES
        (Continued)

       a.  Mazama Gold Corporation.
       Mazama was incorporated on June 4, 1991 for the purpose of acquiring, exploring and developing mineral properties in the Okanogan, Washington area. The original capital investment of $1,000 was provided by Dr. Spenst Hansen and the original 1,000 shares of stock were issued to him. During fiscal years 1991 and 1992, Centurion loaned funds to Mazama to finance its acquisition and exploration of mineral properties in Washington. As of September 30, 1992, Centurion had loaned $150,603 to Mazama. Effective September 30, 1992, Centurion converted $150,000 of its loan to Mazama to a 99.3 percent equity investment. The acquisition was accounted for as a purchase and the financial statements of Mazama have been included in the accompanying consolidated financial statements since the acquisition date. The purchase price has been allocated to the assets of Mazama based on their historical net book value. Dr. Hansen's original intent was to incorporate Mazama on behalf of Centurion.
       Therefore, to complete the organization of Mazama as a 100 percent owned subsidiary of Centurion, during October 1992, Dr. Hansen assigned to Centurion the Mazama shares originally issued in his name for reimbursement of the original capital investment of $1,000. The Company is currently inactive.

       b.  Tintic Coalition Mines Corporation.
       TCM was incorporated on April 27, 1993 for the purpose of acquiring, exploring and developing mineral properties in the southern portion of the Tintic Mining District. The original capital investment of $1,020 was principally provided by Dr. Spenst Hansen and 102,000 shares of stock were issued.

       During April 1993, Centurion acquired a partial interest in 680 acres of mineral property by issuing 25,000 shares of common stock, valued at $25,000, and paying $14,965 in cash. On May 12, 1993, Centurion exchanged its interest in the mineral property for 3,996,450 shares of common stock of TCM. Also, on May 12, 1993, TCM agreed to exchange 1,000,000 shares of its common stock for the remaining interest in the 680 acres of mineral property.

       On June 23, 1993, Centurion acquired an additional 411,550 shares of TCM's common stock for $8,231 in cash to increase Centurion's ownership interest in TCM to 80 percent. The 411,550 shares were acquired at an increased price because TCM now owned property. In addition, the Company incurred direct costs of $2,505 in connection with these transactions which have been included in Centurion's investment in TCM.

       c.  Mammoth Mining Company and its Subsidiary.
       In May of 1994, Centurion purchased Jefferson Pacific Corp.
       (JPC), which owned 58.6 percent of Mammoth Mining Company. In the following months, Centurion purchased additional shares of MMC from its shareholders, bringing Centurion's ownership of MMC to 81.8 percent.

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  5 - INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES
          (Continued)

       c.  Mammoth Mining Company and its Subsidiary (Continued).
       MMC has land and lease ownership in the Tintic Mining
       District. It also has a 61.1 percent ownership in a separate subsidiary company, The Gold Chain Mining Company. The Gold Chain Mining Company is currently inactive.

       d.  Dotson Exploration Company.
       On February 9, 1994, Centurion entered into an agreement to purchase 41,000 shares of Dotson Exploration Company, (DEC), from Mark Dotson, the sole shareholder, for $350,000. These shares gave Centurion 51 percent ownership of DEC. According to the original agreement, Centurion was given the ability to convert dollars spent on the development of DEC properties and leases at a rate of $12 for each share. By September 30, 1994, DEC had issued an additional 32,667 shares of its stock, giving Centurion a total of 64.8 percent ownership in DEC. During the year ended September 30, 1995, Centurion issued 105,000 shares of common stock at $1.77 per share to acquire the remaining outstanding shares of DEC making it a 100 percent owned subsidiary of Centurion at September 30, 1995 and 1996.

       Dotson Exploration Company has land and lease ownership in the Milford, Utah Mining District. Exploration activities by
       Centurion on these properties have confirmed the appearance of copper ore reserves.

       e. Centurion Exploration Incorporated.
       On July 15, 1993, Centurion formed CEI as a wholly-owned subsidiary for the purpose of participating in a joint venture agreement with Kennecott. Centurion transferred certain mineral properties to CEI at its historical cost basis. The corporation now provides personnel to the Company (other than management personnel).

NOTE 6 -      MARKETABLE SECURITIES

       The Company currently owns 1,572,767 shares of Royal Silver Mines, Inc. common stock, a related company, which is approximately 15% of the total outstanding shares at September 30, 1996. 100,000 shares of the total amount owned were purchased on July 12, 1996 at a cost of $150,000. The Company carries these marketable securities at the lower of cost or market value of $150,000 and $0 at September 30, 1996 and 1995, respectively. The Company also received $50,000 from Royal Silver Mines, Inc. during the year ended September 30, 1996 which granted Royal a two-year option to repurchase up to 800,000 of their shares at a price equal to $1.75 per share. This $50,000 has been recorded in the accompanying consolidated financial statements as other income. Royal had not exercised any of this option at September 30, 1996.

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 7 -  NOTES PAYABLE

       Notes payable consisted of the following at September 30, 1996 and 1995:

                                                       September 30,
                                                --------------------------
                                                   1996            1995
                                                ---------       ----------
Purchase note payable for patented mining
 claims in the Beaver Lake Mining District,
 non-interest bearing, payable in $25,000
 quarterly increments.                          $   -           $  100,000


Purchase note payable for patented mining
 claims in the Bradshaw Mining District,
 non-interest bearing, payable in $40,000
 worth of free-trading Centurion stock in
 semi-annual increments.                          111,003             -

Purchase note payable for patented mining
 claims in the Chrysocolla Mining District,
 non-interest bearing, payable in $8,000
 annual increments.                                 8,000             -
                                                ---------       ----------
      Total Notes Payable                         119,003          100,000

      Less:  Current Portion                      (80,542)        (100,000)
                                                ---------       ----------
      Long-Term Notes Payable                   $  38,461       $     -
                                                =========       ===========

Maturities of long-term debt are as follows:

       Year Ending
      September 30,                                Amount
      -------------------------                 ---------
           1997                                 $  80,542
           1998                                    38,461
           1999                                      -
           2000                                      -
           2001 and thereafter                       -
                                                ---------
           Total                                $ 119,003
                                                =========
NOTE 8 -      LEASES PAYABLE

       The Company leases certain equipment and vehicles. Obligations under these capital leases have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments. The capitalized cost of $84,620 less accumulated depreciation of $12,415 is included in property and equipment in the accompanying consolidated financial statements. Depreciation expense for these assets for the years ended September 30, 1996, 1995 and 1994 was $12,415, $0 and $0, respectively.

---------------------------------------------------------------------

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 8 -   LEASES PAYABLE (Continued)

       Leases payable consisted of the following at September 30,
       1996 and 1995:
                                                       September 30,
                                                --------------------------
                                                  1996             1995
                                                ---------       ----------
Lease payable to a leasing company,
 secured by property, interest at 11.5%,
 payable in monthly installments of $462,
 final payment due July, 2001                   $20,499         $    -

Lease payable to a leasing company,
 secured by property, non-interest bearing,
 payable in monthly installments of $626,
 final payment due February, 1997                 3,759              -

Lease payable to a leasing company,
 secured by automobile, interest at 11.5%,
 payable in monthly installments of $379,
 final payment due April, 1998                    6,653              -

Lease payable to a leasing company,
 secured by automobile, interest at 11.0%,
 payable in monthly installments of $470,
 final payment due June, 1998                     8,893              -

 Lease payable to a leasing company,
 secured by automobile, interest at 11.0%
 payable in monthly installments of $1,485
 final payment due March, 1998                   24,536              -
                                                -------         ---------

       Total Leases Payable                      64,340              -

       Less: Current Portion                    (31,895)             -
                                                -------         ----------
       Long-Term Leases Payable                 $32,445         $    -

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        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 8 -      LEASES PAYABLE (Continued)

       The future minimum lease payments under these capital leases and the net present value of the future minimum lease payments are as follows:

            Year Ending
            September 30,                          Amount
            ---------------------               -----------
             1997                               $    37,307
             1998                                    21,336
             1999                                     5,548
             2000                                     5,548
             2001 and thereafter                      4,623
                                                -----------
        Total future minimum lease payments          74,362

        Less, amount representing interest          (10,022)
                                                -----------
       Present value of future minimum
       lease payments                           $    64,340
                                                ===========
NOTE  9 - INCOME TAXES

       As of September 30, 1996, the Company had net operating loss carryforwards available to offset future taxable income of approximately $10,000,000. For federal income tax purposes, only a portion of the tax net operating loss can be utilized in any given year if the company which generated the loss has had a more than 50 percent change in ownership or if such a change occurs in the future as defined in the Internal Revenue Code.

       The following summarizes the periods for which the net operating loss carryforwards will be available.

        Expiration Date
        ---------------
        2000                    $     63,000
        2001                         154,000
        2002                         213,000
        2003                         378,000
        2004                         495,000
        2005                         781,000
        2006                         549,000
        2007                       1,146,000
        2008                       2,021,000
        2009                       2,600,000
        2010                       1,700,000
                                ------------

                                $ 10,100,000
                                ============

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       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 10 - RELATED PARTY TRANSACTIONS

       The Company paid compensation to officers, directors and others by issuing, on certain occasions, restricted shares of its common stock. The value of the restricted shares issued as compensation has been recorded at 67 percent of the quoted market value of the trading common stock on the date the shares were issued.

       Officers and directors of the Company were issued common stock for compensation as follows:

                                              Year Ended September 30,
                                        -----------------------------------
                                        1996         1995         1994
                                        ----------   ----------   ---------
       Compensation
       ------------
       Value of common shares issued    $ 341,975    $  203,300   $ 129,811
                                        =========    ==========   =========
       Number of shares issued            245,000       143,000      54,750
                                        =========    ==========   =========

       The Company has rented certain geological equipment from a sole proprietorship owned and operated by an officer, director and principal shareholder of the Company. The equipment was rented on a day-to-day basis. Payment for the use of the equipment was made with cash and stock as described above and amounted to $0, $0 and $24,218 during the years ended September 30, 1996, 1995 and 1994, respectively.

       A corporation that is owned by an officer, director and principal shareholder of the Company provided personnel to the Company (other than management personnel) up through September 30, 1994. Total cash and stock payments to this corporation were $0, $0 and $238,115 during the years ended September 30, 1996, 1995 and 1994, respectively.

       The Company made non-interest bearing advances to shareholders and companies whose shareholders and officers are also shareholders and officers of the Company. As of September 30, 1996, and 1995, $28,842 and $197,839, respectively, was due to the Company as a result of these advances.

       The Company, also has received advances from an officer, director, and principal shareholder of the Company in order to pay minimal operating expenses. As of September 30, 1996 and 1995, $6,561 and $33,400, respectively, was due from the Company as a result of these advances. As of September 30, 1996 and 1995, $6,074 and $0, respectively, was due to other related parties as a result of operating expense advances.

       During September 1996, the Company signed a promissory note to a related company for $35,530. The note bears interest at 8% and matures during October, 1997.

       During the year ended September 30, 1996, the Company issued 1,171,959 shares of its common stock to related parties for $1,099,996 in cash.

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 11 - COMMITMENTS AND CONTINGENCIES

       a.  Cancelable Mineral Leases and Royalty Agreements

       The Company has entered into various cancelable mining leases and royalty agreements as a lessee. Future minimum lease and royalty payments under the Company's current agreements will be approximately $250,000 annually. In addition to the lease payments required above, certain leases also have minimum work requirements of approximately $150,000 each year. Certain leases also have provisions allowing the Company to purchase all rights to the properties thereby reducing future commitments for royalty payments.

       The leases have original terms of 3 to 20 years and are cancelable at the Company's option at any time, which would terminate any future lease payments or work commitments. The lease agreements also provide that the lease will remain in effect as long as exploration or development is being conducted with reasonable diligence or production continues in commercial quantities. Most of the above agreements also have provisions for additional royalty payments based on "net smelter returns" or gross revenues from mineral sales. These royalties range from 2 to 8 percent and are applicable only after production and sales have begun. Minimum annual royalty payments previously paid will be deducted from the additional royalty payments.

       b.  Noncancelable Operating Leases

       The Company occupies its facilities and uses certain other equipment under noncancelable operating leases and monthly rentals. These leases expire during fiscal years 1997 through 1998. Minimum future rentals to be paid under these arrangements will amount to approximately $130,860 for leases and $4,200 for rentals for the year ending September 30, 1997. Rent expense for the years ended September 30, 1996, 1995 and 1994 was approximately $76,600, $45,500 and $54,000, respectively.

       c.  Consulting Agreement
       Centurion has entered into an agreement with a consultant whereby Centurion has agreed to pay a base annual salary of $75,000, plus certain benefits, for assistance with investor relations and business development. The consultant previously served as an officer of Centurion and is currently an officer of Tintic Coalition. Centurion's Board of Directors may also authorize bonuses on an ad hoc basis. In the event of termination, other than for cause, within specified periods before and after a change in control, as defined in the agreement, Centurion will pay a lump sum severance benefit equal to three times the base salary. The consultant has agreed to accept shares of Centurion's common stock in lieu of cash payments, or to accrue his compensation under the agreement if Centurion's cash position is not sufficient to provide for the payments. This consulting agreement expires September 30, 1998.

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

       d.  Pending Litigation

       The Company is listed as the defendant in a case brought in the District Court of the Third Judicial District in Tooele County for an alleged breach of contract on a lease agreement. The Company intends to contest the case vigorously and believes that there is only a very small likelihood of a significant unfavorable outcome. Therefore, no adjustment has been made in the financial statements to reflect the uncertainty.

NOTE 12 - COMMON STOCK AND OPTIONS

       a.  Stock Option and Stock Award Plan

       On April 19, 1991, Centurion's shareholders approved the 1991 Stock Option and Stock Award Plan (the Plan). The purpose of the Plan is to enable Centurion to attract and retain experienced and able directors, officers and employees. The Plan will provide incentives to directors, officers and employees to extend their best efforts for the Company and its shareholders. Under the provisions of the Plan, the Board of Directors may grant incentive stock options or stock awards only to eligible directors, officers or employees. As of September 30, 1996, the shareholders have approved 2,500,000 shares of stock to be issued and administered under the Plan and the Company has filed a Form S-8 registration statement and amendments covering the 2,500,000 shares. As of September 30, 1996, 1,649,997 shares of common stock have been awarded under the Plan.

       b.  Stock Options and Warrants

       Beginning with the quarter ended June 30, 1993 and ending March 31, 1995, Centurion granted options to its directors, certain of its executive officers, and a key consultant to purchase an aggregate of 560,000 shares of common stock at $1.50 per share, the fair market value of the Company's common stock on the grant date. Due to the non-reelection of one of the Company's directors, 20,000 of the options were forfeited during fiscal year 1994. From April 1, 1995 to September 30, 1996, Centurion granted additional options to its directors, certain of its executive officers, and a key consultant to purchase an aggregate of 295,000 shares of common stock on the same terms as the earlier grant of options. As of September 30, 1996, options to purchase 450,000 shares of common stock remained exercisable. The options are exercisable through March 31, 1998, or six months after the option holder ceases to be a director, officer or consultant to the Company. Stock option activity for the years ended September 30, 1994, 1995, and 1996 consisted of the following:

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 12 - COMMON STOCK AND OPTIONS (Continued)

       b.  Stock Options and Warrants (Continued)

                                                     Number        Price
                                                     of Shares     per Share
                                                     ---------     ---------
  Outstanding at September 30, 1993                   560,000        $1.50
  Exercised during the year                           (25,000)        1.50
  Forfeited during the year                           (20,000)         -

  Outstanding at September 30, 1994                   515,000         1.50
  Exercised during the year                          (210,000)        1.50

  Outstanding at September 30, 1995                   305,000         1.50
  Granted during the year                             295,000         1.50
  Exercised during the year                          (150,000)        1.50

  Outstanding at September 30, 1996                   450,000        $1.50

       During fiscal 1996, Centurion authorized a one-time grant of out-of-the-money options to purchase common stock on the following terms: vesting was conditional upon the stock price achieving an average price of at least 25% over the market price of the stock on the grant date, and maintaining that average price for at least 30 consecutive trading days before the end of fiscal 1996. Upon vesting, the options were to be exercisable at a price of 50% above that on the grant date, and if vested, would be exercisable until September 30, 2000. However, the conditions to vesting were not met during fiscal 1996 and, therefore, these out-of-the-money options did not vest. Consequently, because they could not be exercisable at any time before their expiration date, they were cancelled by board resolution. Subsequent to the end of fiscal 1996, Centurion reauthorized similar out-of-the-money options on the same terms. As of the date of this filing, the conditions to vesting of these re-authorized options had not been met, and none of these options are exercisable (See Note 13).

       c.  Private Placements

       Centurion's Board of Directors has, from time to time, authorized private placements of restricted shares of Centurion's common stock. During fiscal year 1994, Centurion sold 2,641,000 shares of common stock to individual investors for $5,085,010 at prices ranging from $.50 to $2.75 per share. During fiscal year 1995, Centurion sold 1,110,000 shares of common stock to individual investors for $1,567,000 at prices ranging from $1.25 to $1.62 per share. During fiscal year 1996, Centurion sold 1,538,656 shares of common stock to individual investors for $1,215,475 at prices ranging from $0.66 to $1.50 per share.

---------------------------------------------------------------------

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 12 - COMMON STOCK AND OPTIONS (Continued)

       d.  Common Stock Issuances

       During the years ended September 30, 1996, 1995, and 1994, Centurion has issued restricted shares of common stock to employees, officers and consultants for services provided.
       The shares issued have been valued based on other issuances of restricted shares for cash during the periods.

NOTE 13 - SUBSEQUENT EVENTS

       Subsequent to September 30,1996, the following events have occurred.

       1. The Company granted options to purchase 750,000 shares of common stock to its CEO at $1.44, which represents 150% of the closing stock price on the grant date. None of the options will vest until the daily closing price of the Company's common stock maintains an average level of at least $1.20 which represents 125% of the closing stock price on the grant date, for a period of no less than 30 consecutive trading days, to be achieved on or before September 30, 1997. The options are exercisable only upon vesting and expire on September 30, 2001.

                [END OF PROXY SOLICITATION MATERIAL]
---------------------------------------------------------------